UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchan
ge A
ct of 1934 (Amendment No.        )
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CHIPOTLE MEXICAN GRILL, INC.
(Name of Registrant as Specified in its Charter)

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DEAR SHAREHOLDERS,

Despite the uncertainties that the world faced in 2022, including one of the highest inflationary periods on record, it was a tremendous year for Chipotle that continued to demonstrate the strength of our company.

With a focus on being brilliant at the basics, our teams delivered delicious culinary and great guest experiences, which accelerated the business. With a mission to Cultivate a Better World, we remained true to our purpose and pushed the boundaries with digital innovations and more sustainable options to advance ourselves and the entire restaurant industry. Chipotle’s Food With Integrity principles guided our responsible sourcing and further enhanced our menu of real ingredients. The results highlight that Chipotle’s delicious food made fresh daily, combined with talented leaders and a thriving culture, is the recipe for growth for many years to come.

We focused on our strategic priorities to propel the business forward. These include:

1.	Running successful restaurants with a people accountable culture that provide delicious food with integrity while delivering exceptional in-restaurant and digital experiences;

2.	Sustaining world class people leadership by developing and retaining diverse talent at every level;

3.	Making the brand visible, relevant, and loved to improve overall guest engagement;

4.	Amplifying technology and innovation to drive growth and productivity at our restaurants and support centers; and

5.	Expanding access and convenience by accelerating new restaurant openings.

During the pandemic, unforeseen challenges continually arose with supply, staffing and exclusions tied to COVID-19, where workarounds were needed. As COVID-19 receded, we established Project Square One to reset our operational standards and build a culture of excellence.

We also invested in technology like Chippy, an autonomous kitchen assistant designed to fry chips, and Hyphen, an automated make line, designed to ease points of friction identified by our team members, ultimately enhancing the experience for both our teams and our guests. We invested in our people with competitive wages, industry-leading benefits and career progression opportunities and, as a result, in 2022 we made approximately 22,000 internal promotions. Additionally, 90% of all restaurant management roles in 2022 were internal promotions. With a focus on being the employer of choice, we made progress on our diversity, equity and inclusion plans and continued increasing our internal pipeline of candidates for salaried corporate positions and field leadership roles.

Our increased visibility and relevance with consumers enabled us to lead culture, drive difference, and generate purchases. The Real Food for Real Athletes program highlighted premier athlete superfans competing on the world’s biggest stages. Purpose-driven marketing continued to shed light on the challenges the agricultural industry faces and the need to support the 2023 Farm Bill, calling for equitable access to up to one million acres of land for the next generation of farmers. We introduced Garlic Guajillo Steak, Pollo Asado, and Plant-Based Chorizo to our menu and continued to identify opportunities that will drive growth and sales in the year ahead. Additionally, Chipotle surpassed two million followers on TikTok and is recognized amongst the top brands in the world for its engaging content and status as a first mover on emerging platforms.

An important component of the brand’s success is the Chipotle Rewards loyalty program, which increased membership by 20% to 31.6 million members. Enhancements to the program like targeted offers, relevant content and gamified badging helped to drive frequency and transactions.

We also expanded access and convenience for our guests by opening 236 new restaurants last year, 202 of which included a Chipotlane. In Canada, we built out a strong local field leadership team to ensure best practices, and in the coming year will see our fastest development growth rate since we entered the Canadian market. Additionally, we made progress in Europe and are now focused on rolling out digital capabilities and several more locations. The commitment of our phenomenal teams to bring Food With Integrity to more communities is evident and we’re well on our way to achieving, and hopefully exceeding, our long-term goal of 7,000 restaurants.

Our focus on our strategic priorities has resulted in strong growth despite a pandemic, record inflation and an uncertain consumer environment. Since 2019, we have grown revenue 55%, EPS 159% and opened 612 restaurants with 476 Chipotlanes. At the restaurant level, since 2019, we have expanded average unit volumes (AUVs) from $2.2 million to $2.8 million and expanded restaurant level operating margin to 23.9% of sales.* We are proud to be one of the large cap consumer growth companies with a market cap of over $40 billion.

Looking forward, we believe that we are well positioned to more than double our restaurant count, grow AUVs beyond $3 million and expand margins. We believe we have the right teams and strategies in place to achieve these aggressive goals. I am optimistic about our future and confident that we’ll continue to deliver on our promise to Cultivate a Better World.

Sincerely,

Brian Niccol

Chairman and CEO, Chipotle Mexican Grill

*	See Appendix A for a reconciliation of GAAP to non-GAAP information used in this proxy statement.

NOTICE OF MEETING

The 2023 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be a virtual meeting conducted exclusively via live webcast at https://www.proxydocs.com/CMG on May 25, 2023 at 8:00 a.m. (PDT).

Shareholders will consider and act on the following matters:

1.	Election of the nine director nominees named in the accompanying proxy statement, each to serve a one-year term;

2.	Approval, on an advisory basis, of the compensation of our executive officers as disclosed in the accompanying proxy statement (known as “say on pay”);

3.	Approval, on an advisory basis, of the frequency of future say on pay votes (known as “say on frequency”);

4.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023;

5.	The shareholder proposals described in this proxy statement, if properly presented; and

6.	Such other business properly brought before the meeting.

Information about these matters is contained in the proxy statement that accompanies this notice.

Only shareholders of record at the close of business on March 28, 2023 are entitled to notice of and to vote at the annual meeting. To participate in the virtual annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials.

Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors, on the say on pay vote, on the frequency of future say on pay votes, or on the shareholder proposals unless they have your specific instructions on how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

By order of the Board of Directors

Roger Theodoredis

General Counsel and Chief Legal Officer

April 10, 2023

PROXY STATEMENT SUMMARY

Information About the Annual Meeting

Date and Time: Thursday, May 25, 2023 8:00 am (PDT)	Location: Live webcast online at https://www.proxydocs.com/CMG	Record Date for Shareholders Entitled to Vote: March 28, 2023

Matters to be Voted on at the Annual

Meeting and Board Recommendations

Item		Board’s Voting Recommendation

1.	Election of the nine director nominees named in this proxy statement (page 10)	For

2.	Advisory say on pay vote (page 28)	For

3.	Advisory vote on the frequency of future say on pay votes (page 29)	1 Year

4.	Ratification of Ernst & Young LLP as our independent registered public accounting firm (page 30)	For

5.	Shareholder proposal requesting certain limits on bylaw amendments (page 33)	Against

6.	Shareholder proposal requesting adoption of a non-interference policy (page 35)	Against

Highlights of Director Nominees

Name	Director Since	Independent	Age	Audit & Risk Committee	Compensation, People & Culture Committee	Nominating & Corporate Governance Committee

Albert Baldocchi	1997	✓	69			✓

Matthew Carey	2021	✓	58	✓

Gregg Engles	2020	✓	65		✓

Patricia Fili-Krushel	2019	✓	69		Chair

Mauricio Gutierrez	2021	✓	52		✓

Robin Hickenlooper	2016	✓	44			Chair

Scott Maw(1) (2)	2019	✓	55	Chair

Brian Niccol	2018		49

Mary Winston(2)	2020	✓	61	✓

(1)	Lead Independent Director.

(2)	Designated as an “Audit Committee Financial Expert” under the SEC rules.

2023 Proxy Statement 1

Proxy Statement Summary (CONT.)

Highlights of our Board of Directors

Board Skills, Experience and Attributes

Corporate Governance Highlights

◾	Eight of the nine members on our Board of Directors are independent.

◾	The Board annually appoints a Lead Independent Director who has substantive responsibilities, including engaging in planning and approval of meeting schedules and agendas, presiding over executive sessions of independent directors, and consulting with major shareholders.

◾	Two of the three standing Committees of the Board are chaired by female directors. The average tenure of the directors is six years, and the average age of the directors is 58.

◾	All directors stand for election on an annual basis.

◾	Directors are elected by a majority of votes cast in uncontested elections and any director who does not receive a majority of votes cast is required to submit his or her resignation for consideration by the Board.

◾	Our Clawback and Recoupment of Compensation Policy allows the Board to seek reimbursement of incentive compensation paid or awarded to an executive officer if it was based upon the achievement of financial results that subsequently were restated, and to require forfeiture of an executive officer’s compensation if they engaged in egregious conduct substantially detrimental to the company.

◾	Independent Board members meet in executive session at each quarterly Board meeting.

◾	All executive officers and directors are prohibited from hedging/pledging shares of our common stock.

2023 Proxy Statement 2

Proxy Statement Summary (CONT.)

◾	Bylaws contain proxy access provisions that enable qualifying shareholders to nominate directors for election to our Board.

◾	We have robust stock ownership requirements for executive officers and directors, which are among the highest CEO and CFO ownership requirements of our peer group of companies, as described in “Compensation Discussion and Analysis.”

◾	Bylaws permit holders of at least 25% of our outstanding common stock to call special meetings of shareholders.

◾	We do not have a shareholder rights plan or “poison pill.”

◾	We engage with major shareholders to seek their input on issues and to address their questions and concerns.

◾	See the “Compensation Discussion and Analysis” section of this proxy statement for significant compensation policies and procedures we employ to motivate our employees to build shareholder value and promote the interests of all our shareholders.

2023 Proxy Statement 3

2023 Proxy Statement 4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement other than statements of historical fact, including statements relating to trends in or expected impacts of our initiatives, strategies, and plans, as well as trends in or expectations regarding our future financial performance, long-term growth, and our business strategy, plans and objectives for future operations such as our sustainability goals, are forward-looking statements. The words ”can,” “believe,” “may,” “should,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We expressly disclaim any obligation to update or revise any forward-looking statements after the date of this proxy statement as a result of new information, future events or other developments, except as required by applicable laws and regulations.

2023 Proxy Statement 5

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the virtual annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Thursday, May 25, 2023, beginning at 8:00 a.m. (PDT) online at https://www.proxydocs.com/CMG. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It was made available to shareholders on or about April 10, 2023.

Virtual-only Annual Meeting Format

In light of continuing public health concerns regarding COVID-19 and related travel impacts, the Board of Directors has determined that it is prudent to hold this year’s annual meeting in a virtual-only format via live audio webcast. The Board will consider returning to an in-person meeting or utilizing a hybrid meeting format for future annual meetings.

Attending the Annual Meeting

To attend the virtual annual meeting, you must be a shareholder as of the close of business on the record date of March 28, 2023. Shareholders may attend the virtual annual meeting at https://www.proxydocs.com/CMG. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the virtual annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. If you would like to attend the virtual meeting and you have your control number, please go to https://www.proxydocs.com/CMG around 15 minutes prior to the start of the meeting to log in. If you came through your brokerage firm’s website and do not have your control number, you can gain access to the meeting by logging into your brokerage firm’s website 15 minutes prior to the meeting start, selecting the shareholder communications mailbox to link through to the meeting and the control number will automatically populate. For optimal viewing and usage, this site is best viewed with a screen resolution of 1024x768 and above.

If You have Technical Difficulties or Trouble Accessing the Annual Meeting

Beginning 15 minutes prior to the meeting start, technicians will be available to assist you with any technical difficulties you may have accessing the meeting. If you encounter any difficulties accessing the annual meeting or during the meeting time, please call the technical support number that will be posted on the meeting website.

Participation During the Virtual Annual Meeting

Shareholders will have the ability to submit questions during the annual meeting via the annual meeting website at https://www.proxydocs.com/CMG. After the formal business of the annual meeting, we will hold a question and answer session, during which we will answer questions submitted during the meeting that are pertinent to Chipotle and the meeting matters, as time permits.

Shareholders Eligible to Vote

If you were a shareholder of record of our common stock as of the close of business on March 28, 2023, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting using the 16-digit control number that appears on the Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of March 28, 2023, there were 27,611,604 shares of common stock outstanding and entitled to vote.

Matters to be Voted on at the Annual Meeting and Board Recommendations

You will be asked to vote on six proposals:

Board Recommendation:
Proposal 1 –	Election of the nine director nominees named in this proxy statement (page 10)	FOR
Proposal 2 –	Approval, on an advisory basis, of the compensation of our executive officers as disclosed in this proxy statement (“say on pay”) (page 28)	FOR
Proposal 3 –	Approval, on an advisory basis, of the frequency of future say on pay votes (“say on frequency”) (page 29)	1 YEAR
Proposal 4 –	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023 (page 30)	FOR
Proposal 5 –	Shareholder proposal requesting certain limits on bylaw amendments (page 33)	AGAINST
Proposal 6 –	Shareholder proposal requesting adoption of a non-interference policy (page 35)	AGAINST

2023 Proxy Statement 6

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

Information About How to Vote

If you hold your shares through a broker, bank or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was provided to you has specific instructions for how to submit your vote, or if you have received or requested a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement.

Under the rules of the New York Stock Exchange, or NYSE, on voting matters that the NYSE characterizes as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by your broker. Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter for this purpose. None of the other proposals presented in this proxy statement are considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will be voted, if at all, only on Proposal 4. We strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.

If you are a shareholder of record, you can vote your shares in advance of the meeting over the Internet as described in the Notice of Internet Availability of Proxy Materials that was provided to you, or if you have received or requested a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote online at the virtual annual meeting. Instructions for voting online at the virtual annual meeting will be available at https://www.proxydocs.com/CMG.

If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

Revocation of your proxy

You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

◾	re-submitting your vote on the Internet, by telephone or by mail;

◾	if you are a shareholder of record, by sending a written notice of revocation to our Corporate Secretary at our principal offices, 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660; or

◾	if you are a shareholder of record, by attending the virtual annual meeting and voting online using your 16-digit control number.

Attendance at the virtual annual meeting will not by itself revoke your proxy.

Quorum requirement

A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present via webcast or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining whether a quorum exists.

Broker non-votes

A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item. See “Information About How to Vote” above for more information.

Votes required to approve each proposal

Proposal 1 — Re-election of each nominee for director requires that such nominee receive a majority of the votes cast regarding his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of directors.

2023 Proxy Statement 7

Proposals 2 and 4 through 6 — The “say on pay” advisory vote (Proposal 2), the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 4), and the shareholder proposals described in this proxy statement, if properly presented (Proposals 5 and 6), require the affirmative vote of a majority of the voting power present at the annual meeting and entitled to vote in order to be approved. Abstentions represent shares entitled to vote, and therefore will have the same effect as a vote “AGAINST” a proposal. Broker non-votes, which are expected to occur with respect to proposals 2 and 4 through 6, are not counted as entitled to vote and therefore will have no effect on the outcome of any of these proposals.

Proposal 3 — On the “say on frequency” advisory vote (Proposal 3), you may vote to have the advisory say on pay vote held every “one,” “two” or “three” years. The alternative receiving the highest number of votes will indicate the frequency preferred by our shareholders. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

Because the “say on pay” advisory vote (Proposal 2), the “say on frequency” advisory vote (Proposal 3) and the vote on the shareholder proposals (Proposal 5 and 6) are advisory, the vote results will not be binding on the Board or the company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation, on the frequency of votes on executive compensation and the subject matters of the shareholder proposals. Ratification of our appointment of the independent registered public accounting firm is not required and therefore the vote on Proposal 4 is also advisory only. See Proposal 4 for additional information about the effect of the voting outcome on this proposal.

Consequences if a nominee for director does not receive a majority of votes cast regarding his or her election.

Our bylaws require that any director who does not receive at least a majority of votes cast must submit an irrevocable resignation to the Nominating and Corporate Governance Committee of the Board, and the Committee must make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board must then act on the resignation, considering the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation, and if such resignation is rejected the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

Delivery of proxy materials

We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the SEC. As required by those rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on March 28, 2023 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. These proxy materials are also available free of charge upon request at 1-866-648-8133, by e-mail at paper@investorelections.com or through the website www.investorelections.com/CMG. Requests by e-mail or in writing should include the control number included on the notice you received. If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the notice, or enroll on the Investors page of our corporate website at ir.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.

Proxy solicitation costs

We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to beneficial owners of our shares. A few of our directors, officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person. We have also engaged Alliance Advisors, LLC to assist us in the solicitation of proxies, for which we have agreed to pay a fee of $27,000 plus reimbursement of customary expenses.

2023 Proxy Statement 8

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table shows the beneficial ownership of shares of our common stock as of March 28, 2023 (unless otherwise noted) by:

◾	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

◾	each of the executive officers listed in the 2022 Summary Compensation Table appearing later in this proxy statement;

◾	each of our directors; and

◾	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 27,611,604 outstanding shares of common stock as of March 28, 2023. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after March 28, 2023 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Shares Beneficially Owned (Outstanding)	Shares Beneficially Owned (Right to Acquire)(1)	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of more than 5% of outstanding common stock
The Vanguard Group, Inc.(2)	2,658,715	0	2,658,715	9.49%
BlackRock, Inc.(3)	1,982,268	0	1,982,268	7.07%
T. Rowe Price Associates, Inc.(4)	1,713,585	0	1,713,585	6.12%
Directors and Named Executive Officers
Brian Niccol	23,347	53,091	76,438	*
Jack Hartung(5)	64,897	13,905	78,802	*
Curt Garner	10,115	20,539	30,654	*
Christopher Brandt	7,564	9,499	17,063	*
Scott Boatwright	5,482	4,101	9,583	*
Marissa Andrada(6)	1,697	—	1,697	*
Albert Baldocchi(7)	68,732	0	68,732	*
Matthew Carey	941	0	941	*
Gregg Engles	711	0	711	*
Patricia Fili-Krushel	638	0	638	*
Mauricio Gutierrez	268	0	268	*
Robin Hickenlooper	927	0	927	*
Scott Maw	628	0	628	*
Mary Winston	361	0	361	*
All directors and executive officers as a group (16 people)	160,825	106,624	267,449	0.96%

*	Less than one percent.

(1)	Consists of shares underlying stock-only stock appreciation rights that are vested or that will vest within 60 days of March 28, 2023.

(2)

Based solely on a report on Schedule 13G/A filed on February 9, 2023, reflecting ownership as of December 30, 2022. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355. Of the total shares of common stock beneficially owned, The Vanguard Group, Inc. has sole voting power with respect to zero shares, shared voting power with respect to 41,300 shares, sole dispositive power with respect to 2,542,422 shares and shared dispositive power with respect to 116,293 shares.

(3)

Based solely on a report on Schedule 13G/A filed on January 31, 2023, reflecting ownership as of December 31, 2022. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055. Of the total shares of common stock beneficially owned, BlackRock, Inc. has sole voting power with respect to 1,766,720 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 1,982,268 shares and shared dispositive power with respect to zero shares.

(4)

Based solely on a report on Schedule 13G/A filed on February 14, 2023, reflecting ownership as of December 31, 2022. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. Of the total shares of common stock beneficially owned, T. Rowe Price Associates, Inc. has sole voting power with respect to 774,635 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 1,713,585 shares and shared dispositive power with respect to zero shares.

(5)	Shares beneficially owned by Mr. Hartung include 18,989 shares in a trust for Mr. Hartung’s benefit and of which his spouse is the trustee.

(6)	Ms. Andrada separated from Chipotle effective August 1, 2022, and beneficial ownership information for her is based solely on the number of shares she still holds with our stock plan administrator.

(7)	Shares beneficially owned by Mr. Baldocchi include 30,500 shares held in a trust established for benefit of his children, and 38,092 shares he holds jointly with his spouse.

2023 Proxy Statement 9

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently has nine members, with each director serving for a one-year term. At the annual meeting, shareholders will vote on the nine nominees named below.

Each of the director nominees was elected at the 2022 annual meeting of shareholders and was nominated for re-election by the Board upon the recommendation of the Nominating and Corporate Governance Committee. Each director nominee has consented to serve if elected; however, if any nominee is unable to serve or will not serve for any reason, the directors may decide to reduce the size of the Board or the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason the nominees would not be able to serve if elected.

The Board of Directors held four meetings in 2022. Each director Attended at least 75% of the meetings of the Board and of Committees of which he or she was a member during the time in which they served as a member of the Board in 2022. The Board requests that each of its members attend our annual shareholder meeting absent extenuating circumstances, and all directors serving on the Board following the date of the 2022 annual meeting attended the 2022 annual meeting.

There are no family relationships among our directors, or between our directors and executive officers.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

INFORMATION REGARDING THE DIRECTOR NOMINEES

Biographical Information

The following is biographical information about each nominee, including a description of the experience, qualifications and skills that have led the Board to determine that each nominee should serve on the Board. If elected, the terms of all director nominees will expire as of the date of next year’s annual meeting of shareholders. Each director will hold office until their successors are elected and have qualified or their earlier resignation or removal. The age of each director is as of May 25, 2023, the date of the annual meeting.

2023 Proxy Statement 10

Albert S. Baldocchi Age: 69 Director Since: 1997

Background:

Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for, and investor in, a variety of privately held companies. He holds a Bachelor of Science degree in Chemical Engineering from the University of California at Berkeley and an MBA from Stanford University.

Qualifications:

Mr. Baldocchi’s extensive involvement with restaurant companies for almost 30 years has given him an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities, helped him develop solid capabilities in accounting and finance as well.

How I Chipotle:

Burrito with white rice, pinto beans, barbacoa, tomatillo-green chili salsa and sour cream, with a side of guacamole and chips.

Matthew A. Carey Age: 58 Director Since: 2021

Background:

Mr. Carey has served as the Executive Vice President of Customer Experience of The Home Depot, Inc., a home improvement retailer, since April 2022, and previously served as Executive Vice President and Chief Information Officer of The Home Depot since September 2008. Prior to that, Mr. Carey served as the Senior Vice President and Chief Technology Officer at eBay Inc. He also held various positions with Wal-Mart Stores, Inc., with his final role as Senior Vice President and Chief Technology Officer. Mr. Carey has significant cybersecurity expertise through his current and prior positions as the chief technology officer of large retail companies. He previously served as a member of the Board of Directors of Geeknet Inc. and TransUnion Corp. Mr. Carey received an Associate of Applied Science degree from Oklahoma State University-Okmulgee.

Qualifications:

Mr. Carey has significant operational and strategic leadership experience and also brings to our Board extensive experience with information technology, cybersecurity and managing a global retail environment.

How I Chipotle:

Burrito Bowl with ½ black beans, ½ pinto beans, double chicken, tomatillo-green chili salsa, cheese and a side of guacamole.

Gregg L. Engles Age: 65 Director Since: 2020

Background:

Mr. Engles is the Founder and Managing Partner of Capitol Peak Partners LLC, a capital investment company, since April 2017. He also serves as Chairman of Borden Dairy Company, a dairy company, and served as its Chief Executive Officer from July 2020 to November 2022. Mr. Engles previously served as the Chairman of the Board of Directors and Chief Executive Officer of The WhiteWave Foods Company, a global food and beverage company, from October 2012 until April 2017 when it was acquired by Danone S.A. He previously served as Chairman of the Board of Directors and Chief Executive Officer of Dean Foods Company, a food and beverage company and former parent company of WhiteWave, from April 1996 until WhiteWave’s initial public offering in October 2012. Mr. Engles currently serves on the Board of Directors of Liberty Broadband Corporation and he previously served on the Boards of Directors of Danone S.A., The WhiteWave Foods Company (until it was acquired by Danone S.A.), GCI Liberty (until it merged into Liberty Broadband Corporation), Liberty Expedia Holdings, Inc., and Dartmouth College. He received a Bachelor’s degree in Economics from Dartmouth College and a Juris Doctorate from Yale University.

Qualifications:

Mr. Engles has significant operational, strategic leadership and Board experience gained through his senior leadership positions at WhiteWave and other large public companies. He provides our Board with executive leadership perspective on the operations and management of public companies, which will assist our Board in evaluating strategic opportunities.

How I Chipotle:

Salad with steak, brown rice, black beans, fresh tomato salsa, fajita veggies, sour cream, cheese and Chipotle honey vinaigrette dressing.

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Patricia Fili-Krushel Age: 69 Director Since: 2019

Background:

Ms. Fili-Krushel serves as Chair of the Board of Directors of Coqual, a New York City–based DE&I think tank that focuses on global talent strategies, where she served as Chief Executive Officer from January 2019 until February 2021. From 2011 to 2016, she served as an executive at Comcast Corporation, a global media and technology company; as Division Chairman, NBCUniversal News Group; and as Executive Vice President, NBCUniversal. Prior to that, Ms. Fili-Krushel served as Executive Vice President and Chief Administrative Officer of Time Warner Inc., a global media and entertainment company, from 2001 to 2011; as President & CEO, WebMD Health Division, of WebMD Health Corp., from 2000 to 2001; as President, ABC Television Network, and President, ABC Daytime, Disney-ABC Television Group, of The Walt Disney Company, a diversified worldwide entertainment company; and as Senior Vice President, Programming of Lifetime Entertainment Services, an entertainment and media company, from 1988 to 1992. She also serves as a director of Dollar General Corporation and Reddit, Inc. (a private company). Ms. Fili-Krushel received a Bachelor’s degree in Communications from Saint John’s University, and an MBA from Fordham University.

Qualifications:

Ms. Fili-Krushel has extensive leadership, human resources and compensation experience and her contributions to the Board include broad experience in managing global businesses, developing business strategy, talent management and creating organizational cultures. She also brings experience serving on the boards of directors of other public companies.

How I Chipotle:

Burrito bowl with brown rice, chicken, black beans, fresh tomato salsa, cheese, guacamole and chips.

Mauricio Gutierrez Age: 52 Director Since: 2021

Background:

Mr. Gutierrez has served as President and Chief Executive Officer of NRG Energy, Inc., an integrated power company, since December 2015. He joined NRG in August 2004 and served in multiple executive positions within NRG, including Executive Vice President and Chief Operating Officer of NRG from July 2010 to December 2015; Executive Vice President–Commercial Operations from January 2009 to July 2010; and Senior Vice President–Commercial Operations from March 2008 to January 2009. Mr. Gutierrez also served as the Interim President and Chief Executive Officer of Clearway Energy, Inc. (formerly NRG Yield, Inc.), an energy infrastructure investor and owner that was spun off from NRG Energy in 2015, from December 2015 to May 2016, and Executive Vice President and Chief Operating Officer of Clearway from December 2012 to December 2015. Mr. Gutierrez held various positions within Dynegy’s commercial and trading organization and Mexico City-based DTP Consultores. He serves as a member of the Boards of Directors of NRG, Electric Power Supply Association (EPSA), Chief Executives for Corporate Purpose (CECP) and Drexel University, and previously served on the board of Clearway Energy, Inc. Mr. Gutierrez holds a Bachelor’s degree in Industrial Engineering from the Universidad Panamericana, a Master’s Degree in Mineral Economics from the Colorado School of Mines and a Master’s Degree in Petroleum Economics from the French Petroleum Institute.

Qualifications:

Mr. Gutierrez’s experience as a chief executive officer brings to our Board management’s perspective on leading day-to-day business operations. He also has extensive experience with strategic planning, leading a senior management team, risk management and environmental and sustainability issues.

How I Chipotle:

Burrito with Carne Asada, white rice, pinto beans, guacamole, with tomatillo-green chili salsa and chips.

Robin Hickenlooper Age: 44 Director Since: 2016

Background:

Ms. Hickenlooper is Senior Vice President of Corporate Development at Liberty Media Corporation, an owner of media, communications and entertainment businesses, and has served in senior corporate development roles at Liberty Media and its affiliates since 2010. Prior to joining Liberty Media in 2008, Ms. Hickenlooper worked at Del Monte Foods and in investment banking at Thomas Weisel Partners. Ms. Hickenlooper currently serves on the Board of Directors of Sirius XM Holdings Inc., and she previously served on the Board of Directors of FTD Companies, Inc. She earned a Bachelor’s Degree in Public Policy from Duke University and an MBA from Kellogg School of Management at Northwestern University.

Qualifications:

Ms. Hickenlooper brings to the Board significant experience in marketing and new media, as well as public company corporate governance.

How I Chipotle:

Salad with brown rice, chicken, fresh tomato salsa, tomatillo-green chili salsa, cheese and guacamole, with a touch of sour cream and chips crumbled on top.

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Scott Maw Age: 55 Director Since: 2019

Background:

Mr. Maw served as a Managing Director at WestRiver Group, a private equity investment firm, from August 2019 to August 2020 and as a Senior Advisor from August 2020 until February 2021. He was Executive Vice President and Chief Financial Officer at Starbucks Corporation, a global roaster and retailer of specialty coffee, from 2014 until his retirement at the end of 2018. He also was Senior Vice President, Corporate Finance at Starbucks from 2012 to 2013, and Senior Vice President and Global Controller from 2011 to 2012. From 2010 to 2011, he was Senior Vice President and Chief Financial Officer of SeaBright Holdings, Inc., a specialty workers’ compensation insurer. From 2008 to 2010, he was Senior Vice President and Chief Financial Officer of the Consumer Bank at JP Morgan Chase & Company. Prior to this, Mr. Maw held leadership positions in finance at Washington Mutual, Inc. from 2003 to 2008, and GE Capital from 1994 to 2003. Prior to joining GE Capital, Mr. Maw worked at KPMG’s audit practice from 1990 to 1994. He currently serves as a member of the Boards of Directors of Avista Corporation and Alcon Inc. and serves on the Board of Trustees of Gonzaga University. He previously served on the Board of Directors of Root, Inc. Mr. Maw holds a Bachelor of Business Administration in Accounting from Gonzaga University.

Qualifications:

Mr. Maw brings to our Board expert knowledge in finance, accounting, risk management and public corporate governance and has extensive experience leading global teams.

How I Chipotle:

Burrito bowl with Carne Asada or chicken, white rice, black beans, cheese, fresh tomato salsa and tomatillo-red chile salsa.

Brian Niccol Age: 49 Director Since: 2018

Background:

Mr. Niccol has served as our Chief Executive Officer and a director since March 2018 and in the additional role as Chairman of the Board since March 2020. From January 2015 to February 2018, Mr. Niccol served as Chief Executive Officer of Taco Bell, a division of Yum! Brands, Inc., a global restaurant company. He joined Taco Bell in 2011 as Chief Marketing and Innovation Officer and served as President from 2013 to 2014. Prior to his service at Taco Bell, from 2005 to 2011 he served in various executive positions at Pizza Hut, another division of Yum! Brands, including General Manager and Chief Marketing Officer. Before joining Yum! Brands, Mr. Niccol spent 10 years at Procter & Gamble Co., serving in various brand management positions. Mr. Niccol currently serves on the Board of Directors of KB Home, one of the largest homebuilders in the U.S., and Chipotle Cultivate Foundation, Chipotle’s nonprofit organization. He previously served on the Board of Harley-Davidson, Inc. Mr. Niccol holds an undergraduate degree from Miami University and an MBA from the University of Chicago Booth School of Business.

Qualifications:

Mr. Niccol brings us extensive experience in brand management, executive leadership, marketing and operations, as well as a proven track record of driving outstanding results at multiple restaurant brands. He also adds to the Board’s experience in corporate governance and public company oversight.

How I Chipotle:

Burrito bowl with double chicken, fresh tomato salsa, fajita veggies, cheese and romaine lettuce, with a side of guacamole and chips.

Mary Winston Age: 61 Director Since: 2020

Background:

Ms. Winston is the Founder and President of WinsCo Enterprises, Inc., a consulting firm providing financial and board governance advisory services since 2016. She served as interim Chief Executive Officer of Bed Bath & Beyond Inc., a retail chain, from May 2019 to November 2019, and as Executive Vice President and Chief Financial Officer of Family Dollar Stores, a leading discount retailer, from 2012 until it was acquired by Dollar Tree in 2015. Prior to that, Ms. Winston served as Senior Vice President and Chief Financial Officer of Giant Eagle, Inc., a supermarket chain, from 2008 to 2012, and as Executive Vice President and Chief Financial Officer of Scholastic Corporation, a global children’s publishing, education and media company, from 2004 to 2007. Ms. Winston currently serves on the Boards of Directors of Acuity Brands, Inc., Dover Corporation (until May 5, 2023), TD Bank Group and Northrop Grumman Corporation. She also serves on the Boards of Directors of Toronto-Dominion Bank’s U.S. subsidiary and Bechtler Museum of Modern Art. Ms. Winston previously served on the Boards of Directors of Bed, Bath & Beyond, Domtar Corporation, Plexus Corporation and Supervalu Inc. She holds a Bachelor’s degree in Accounting from the University of Wisconsin, an MBA in Finance, Marketing and International Business from Northwestern University’s Kellogg Graduate School, and is a CPA, as well as a National Association of Corporate Directors (NACD) Board Leadership Fellow.

Qualifications:

Ms. Winston brings us extensive experience and expertise from years of broad financial management and executive leadership experience, including serving as CFO of three large companies. She also brings to the Board valuable experience in risk oversight and capital allocation, executive compensation and general corporate governance matters.

How I Chipotle:

Burrito bowl with chicken, brown rice, fajita veggies, cheese and fresh tomato salsa.

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Board Skills, Experience and Attributes

The table below summarizes the key experience, qualifications, and attributes of each director nominee and highlights the balanced mix of experience, qualifications, and attributes of the board as a whole. We believe these skills, experiences and attributes are important to our company’s achievement of its strategic goals and enhancing our economic model to benefit our shareholders. Assuming all director nominees are elected at the annual meeting, the average age of our directors will be 58, and the average tenure will be six years. The summary below is not intended to be an exhaustive list of each director nominee’s skills or contributions to the board. No individual experience, qualification, or attribute is solely dispositive of becoming a member of our board.

Director Skills and Experience	Albert Baldocchi	Matthew Carey	Gregg Engles	Patricia Fili-Krushel	Mauricio Gutierrez	Robin Hickenlooper	Scott Maw	Brian Niccol	Mary Winston
Leadership	X	X	X	X	X	X	X	X	X
Restaurant / Food Industry	X		X				X	X
HR / Talent Management / Compensation			X	X	X			X
Finance / Accounting	X		X		X	X	X	X	X
Cybersecurity / IT Systems		X							X
Risk Management		X	X		X		X		X
Branding / Marketing / Media	X		X	X	X	X		X
Digital / Social Media / Consumer Trends		X		X		X	X	X
Real Estate / Commercial Leasing	X						X
International Operations			X	X		X	X	X	X
Sustainability / Environmental			X	X	X		X		X
Government Relations					X
Investor Relations/Corporate Governance	X		X	X	X	X	X	X	X

Identity
Gender Expression	Male	Male	Male	Female	Male	Female	Male	Male	Female
Race/Ethnicity	White	White	White	White	Latino	White	White	White	Black

Descriptions

◾	Leadership – experience serving in a significant leadership position, including as CEO or executive officer of an organization or a large business division or unit; experience serving on a public company board

◾	Restaurant / Food Industry – experience in the restaurant industry, including as an executive at a restaurant company, a restaurant owner or manager; experience with sourcing and supply or food safety / quality assurance

◾	HR / Talent Management / Compensation – experience in recruiting, talent development, Diversity, Equality & Inclusion, management, labor relations and employment compliance

◾	Finance / Accounting – experience in preparing and/or overseeing financial reporting and accounting systems, public company reporting requirements and internal controls; knowledge of financial markets, financing, and capital structure activities

◾	Cybersecurity / IT Systems – experience or expertise in information technology systems and policies, information security, data privacy and/or cybersecurity

◾	Risk Management – experience identifying, managing and/or overseeing the mitigation of enterprise risks

◾	Branding / Marketing / Media – experience in marketing and branding products, product innovation, building brand awareness, enhancing corporate reputation, overseeing customer relations or crisis management

◾	Digital / Social Media / Consumer Trends – experience in digital and/or ecommerce environments, online consumer engagement and retention, social media strategy and digital revenue generating opportunities

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◾	Real Estate / Commercial Leasing – experience in site selection, construction, property management and administration

◾	International Operations – experience in operating or overseeing business outside the U.S., including developing a growth strategy, overseeing expansion, knowledge of non-U.S. regulations, organizational structures and tax implications, understanding global business cultures, consumer preferences, and economic, regulatory and political conditions

◾	Sustainability / Environmental – experience leading or overseeing efforts to mitigate environmental impact, achieve waste reduction, initiate strategic and responsible sourcing and understanding social and governance issues

◾	Government Relations – experience with lobbying, advocacy, stakeholder engagement, and overseeing regulatory changes, investigations and compliance

◾	Investor Relations / Corporate Governance – knowledge of corporate governance practices and policies, experience engaging with shareholders and other stakeholder regarding strategy, financial results, executive compensation and corporate governance

Board Refreshment and Diversity

We seek to strike the right balance between retaining directors with deep knowledge of the company and adding directors who bring a fresh perspective. Of the nine director nominees, six have served on the Board for four years or less. One-third of the Board is composed of female directors, and two of the three standing Committees of the Board are chaired by female directors. The Board is committed to actively seeking to include highly qualified women and individuals with underrepresented backgrounds in the pool from which new director candidates are selected. From time to time the Board retains an executive recruiting firm to assist in identifying, evaluating and conducting due diligence on potential director candidates. Each recruiting firm retained by the Board is instructed to specifically focus on identifying candidates who, in addition to having particular skills and experience, also would add to the gender, racial and ethnic diversity of the Board.

Independence of Directors

Our Board of Directors, under the direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the NYSE. Based on that review, in March 2023 the Board determined that none of our directors who served on the Board in 2022 has any relationships, transactions or arrangements that would compromise his or her independence, except Brian Niccol who serves as our CEO. In making its determination as to the independence of Board members, the Board determined that the registration rights granted to Mr. Baldocchi as described under “Certain Relationships and Related Person Transactions” do not create a material conflict of interest or otherwise compromise the independence of Mr. Baldocchi in attending to his duties as a Board member. Accordingly, the Board concluded that each director who served on the Board during 2022, other than Mr. Niccol, qualifies as independent.

Committees of the Board

Our Board of Directors has three standing committees: (1) Audit & Risk Committee, (2) Compensation, People and Culture Committee, and (3) Nominating and Corporate Governance Committee, and each is composed entirely of persons the Board has determined to be independent as described above. Each member of the Audit & Risk Committee has also been determined by the Board to be independent under the definition included in SEC Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and each member of the Compensation, People and Culture Committee has been determined to be independent under NYSE Rule 303A.02(a)(ii) and Rule 10C-1 of the Exchange Act. Each Committee operates pursuant to a written charter adopted by our Board of Directors, which sets forth the Committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.

Audit & Risk Committee

In accordance with its charter, the Audit & Risk Committee acts to oversee the integrity of our financial statements and system of internal controls; the annual independent audit of our financial statements; the performance of our internal audit function (including review of audit plans, budget and staffing); the implementation and effectiveness of our risk assessment and risk management policies and procedures; our cybersecurity, privacy and data security programs, policies and initiatives; our compliance with legal and regulatory requirements and our response to actual and alleged violations, including claims of harassment, discrimination or alleged violations of applicable employment laws; and the implementation and effectiveness of our disclosure controls and

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procedures. In performing its functions, the Audit & Risk Committee acts only in an oversight capacity and necessarily relies on the work and assurance of the company’s management and independent registered public accounting firm which, in its reports, express opinions on the fair presentation of the company’s financial statements and the effectiveness of the company’s internal controls over financial reporting. The Audit & Risk Committee’s responsibilities also include review of the qualifications, independence and performance of the independent registered public accounting firm, which reports directly to the Audit & Risk Committee. The Committee also reviews and approves our annual and quarterly reports filed with the SEC, our earnings press releases, and all transactions with related persons or situations that pose a potential conflict of interest that are required to be disclosed in the Company’s proxy statement or other SEC reports. The Committee regularly holds executive sessions with the audit partner for continued assessment of the performance, effectiveness and independence of the independent registered public accounting firm. The Audit & Risk Committee also retains, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm and pre-approves audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit & Risk Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent registered public accounting firm are pre-approved. This policy is summarized on page 32 of this proxy statement. The Committee determined that the fees paid to the independent registered public accounting firm in 2022, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the auditor’s independence. The Audit & Risk Committee also has adopted and annually reviews compliance with the company’s “Hiring Policy for Former Employees of Independent Auditor Firm,” which further ensures that the independence of the independent registered public accounting firm is not impaired.

As required by law, the Audit & Risk Committee has established procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The Audit & Risk Committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance – Role of the Board of Directors in Risk Oversight.” The Committee may retain independent advisors at our expense that it considers necessary for the performance of its duties. The Audit & Risk Committee held eight meetings in 2022. The members of the Audit & Risk Committee are Messrs. Maw (Chairperson) and Carey and Ms. Winston. Our Board of Directors has determined that all of the Audit & Risk Committee members meet the enhanced independence standards required of audit committee members by SEC regulations and are financially literate as defined in the NYSE listing standards. The Board has further determined that each of Mr. Maw and Ms. Winston qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations. In 2022 no member of the Audit & Risk Committee served on more than three audit or similar committees of publicly held companies, including Chipotle. A report of the Audit & Risk Committee is found under the heading “Audit & Risk Committee Report” on page 31.

Compensation, People and Culture Committee

The Compensation, People and Culture Committee oversees our executive compensation policies and programs. In accordance with its charter, the Committee determines the compensation of our Chief Executive Officer based on an evaluation of his performance and approves the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. The manner in which the Committee makes determinations as to the compensation of our executive officers is described in more detail below under “Executive Officers and Compensation – Compensation Discussion and Analysis.”

The Compensation, People and Culture Committee charter also grants the Committee the authority to: review and make recommendations to the Board with respect to the establishment and terms of all new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to ensure they support the company’s overall business strategy and avoid undue risk; recommend compensation to be paid to our outside directors; review and advise the Board on executive compensation-related disclosures to be filed with the SEC and distributed to our shareholders; oversee our management of and response to human capital matters, including diversity and inclusion programs and initiatives, recruitment and retention of employees, gender and racial/ethnic pay equity and relative compensation and benefits offered to employees across the company; with the full Board, oversees the succession planning process relating to executive officer positions; oversee and make recommendations to the Board regarding amendments to and enforcement of our Executive Compensation Recoupment Policy; assist the Board with its responsibilities for our compensation and benefits programs generally; and perform other administrative matters relating to our compensation programs and policies. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, except where such delegation is not allowed by legal or regulatory requirements.

The Compensation, People and Culture Committee also administers our 2022 Stock Incentive Plan and makes awards under the plan, including as described below under “Executive Officers and Compensation – Compensation Discussion and Analysis – 2022 Compensation Program – Fiscal 2022 Annual LTI Awards.” The Committee annually delegates its authority under the plan to several officers to grant equity awards to non-executive officer level employees, within limitations specified by the Committee in its delegation of authority.

2023 Proxy Statement 16

The Compensation, People and Culture Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent executive compensation consulting firm, to advise the Committee regarding compensation matters for 2022 and for the equity compensation awards made to our executive officers in February 2022. All of the fees paid to FW Cook during 2022 were in connection with the firm’s work on executive and director compensation matters on behalf of the Committee; no fees were paid to the firm for any other work. FW Cook was retained pursuant to an engagement letter with the Compensation, People and Culture Committee, and the Committee determined that the firm’s service to Chipotle did not and does not give rise to any conflict of interest, and considers FW Cook to have sufficient independence from our company and executive officers to allow it to offer objective advice.

The Compensation, People and Culture Committee held seven meetings in 2022. A report of the Committee is found under the heading “Executive Officers and Compensation – Compensation Discussion and Analysis – Compensation, People and Culture Committee Report” on page 55.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation, People and Culture Committee are Ms. Fili-Krushel (Chairperson) and Messrs. Engles and Gutierrez. There are no relationships between the members of the Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the Compensation, People and Culture Committee is our employee and no member has been an officer of our company at any time. The Board has determined that each member of the Committee qualifies as a “Non-Employee Director” under SEC Rule 16b-3, and that each member satisfies the standards of NYSE Rule 303A.02(a)(ii) regarding independence of compensation committee members. No member of the Committee nor any organization of which any member of the Committee is an officer or director received any payments from us during 2022, other than the payments disclosed under “ – Director Compensation” below.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include reviewing, at least annually, the adequacy of our corporate governance principles and recommending to the Board any changes to such principles as deemed appropriate; recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director; overseeing our policies and programs relating to environmental, sustainability and social responsibility and the effectiveness of those policies and programs; and overseeing our government affairs initiatives and policies. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board at each annual meeting, (ii) individuals to be appointed to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board), and (iii) appointments to committees of the Board. The Committee, at least annually, reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. A number of these matters are covered in our Corporate Governance Guidelines, which the Committee reviews at least annually. The Committee also reviews any potential shareholder proposals, including director candidates nominated by our shareholders, if such proposals are within the time limits and meet other requirements established by our bylaws and makes recommendations to the Board regarding those proposals. The Committee oversees the annual evaluation of the performance of the Board and its committees, the effectiveness of our policies and programs relating to environmental, sustainability and social responsibility policies, goals and programs and our Government Affairs initiatives and policies.

The Nominating and Corporate Governance Committee held four meetings in 2022. The members of the Committee are Ms. Hickenlooper (Chairperson) and Mr. Baldocchi.

2022 Director Compensation

The Compensation, People and Culture Committee of the Board reviews and makes recommendations to the full Board on compensation provided to non-employee directors at least biennially, as required by its charter. In May 2022, the Board approved the following changes to our non-employee director compensation program: (i) increased the annual equity grant value by $25,000 to a total of $175,000, and (ii) increased the annual cash retainer for the chairs of the Audit & Risk and the Nominating and Corporate Governance Committees by $5,000 to better align with market practice. Directors who are employees of Chipotle do not receive compensation for their services as directors. Accordingly, Mr. Niccol did not receive additional compensation for service on

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the Board in 2022. We also reimburse directors for expenses incurred in connection with their service as directors, including travel expenses for meetings. The table below describes the compensation program for our non-employee directors, as amended in May 2022.

Non-Employee Director Compensation	Cash Retainer(1)	Restricted Stock Units(2)
Annual Director Retainer	$110,000	$175,000
Committee Chair Retainers:
Audit & Risk	$ 42,500
Compensation, People & Culture	$ 37,500
Nominating and Corporate Governance	$ 30,000
Committee Member Retainers (Excluding Committee Chair):
Audit & Risk	$ 15,000
Compensation, People & Culture	$ 15,000
Nominating and Corporate Governance	$ 10,000
Lead Independent Director	$ 50,000

(1)

All cash retainers are paid in arrears, on a pro rata basis, at the end of May and November. Directors also would be paid an additional $2,000 fee for each formal Committee meeting in excess of eight formal meetings in which the director participates as a Committee member.

(2)

An RSU represents the right to receive shares of our common stock. RSUs are granted to non-employee directors on or about the date of our annual meeting of shareholders each year and vest in full on the grant date. The number of shares subject to the award is based on the closing price of our common stock on the grant date. Directors may elect to defer receipt upon vesting of the shares underlying the RSUs.

Under our stock ownership requirements for our directors, each non-employee director is required to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s election to the Board. All non-employee directors either met or were on track to meet this requirement as of December 31, 2022.

The compensation we paid to each non-employee director who served on the Board in 2022 is set forth below.

2022 Director Compensation

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Albert Baldocchi	$120,000	$175,405	$295,405
Matthew Carey	$125,000	$175,405	$300,405
Gregg Engles	$126,250	$175,405	$301,655
Patricia Fili-Krushel	$153,750	$175,405	$329,155
Neil Flanzraich(3)	$67,084	$0	$67,084
Mauricio Gutierrez	$126,456	$175,405	$301,861
Robin Hickenlooper	$145,000	$175,405	$320,405
Scott Maw	$205,750	$175,405	$381,155
Ali Namvar(3)	$60,000	$0	$60,000
Mary Winston	$127,000	$175,405	$302,405

(1)	Reflects cash compensation paid to each director in 2022 for service on the Board, one or more Committees of the Board and as Lead Independent Director.

(2)

Reflects the grant date fair value under FASB Topic 718 of RSUs awarded for the equity portion of each non-employee director’s annual retainer, which is made on or about the date of the annual meeting of shareholders. On May 19, 2022, RSUs in respect of 140 shares of common stock were granted to each non-employee director who was re-elected to the Board, which RSUs were valued at $1,252.89 per share, the closing price of Chipotle common stock on the day before the grant date. The grant covered the one-year service period from the May 2022 annual meeting to the May 2023 annual meeting and the RSUs vested immediately on the grant date. Directors may elect to defer receipt upon vesting of the shares underlying the RSUs; however, none of the directors elected this deferral option in 2022.

(3)

Messrs. Flanzraich and Namvar served on the Board until the 2022 annual meeting of shareholders and, accordingly, they received pro-rata cash compensation for 2022 and did not receive an RSU grant on May 19, 2022.

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CORPORATE GOVERNANCE

Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; and the Chipotle Mexican Grill, Inc. Code of Ethics, which applies to all Chipotle directors, officers and employees. The Corporate Governance Guidelines and the Code are available on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.

If we make any substantive amendment to, or grant a waiver from, a provision of our Codes of Ethics that apply to our executive officers, we intend to satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.

Board Leadership Structure

Our current Board leadership structure consists of a combined Chairman of the Board and Chief Executive Officer, a position held by Brian Niccol; an independent director serving as Lead Independent Director; Board committees led by independent directors; executive sessions of the directors at each regular Board meeting; and active oversight by all directors. The Board believes that having independent directors hold key leadership roles provides appropriate safeguards to the combined Chairman and Chief Executive Officer role and facilitates the oversight of risk by combining independent leadership with an experienced Chairman who has intimate knowledge of our business, industry and challenges. The Board also believes we can most effectively execute our business strategies and growth plans if our Chairman is a member of our management team, providing unified leadership and focus. The experience and operating expertise that Mr. Niccol brings to the Board as Chairman and Chief Executive Officer, combined with the strong independent leadership of our Lead Independent Director, allows the Board to promptly identify and raise key risks, hold special meetings of the Board when necessary to address critical issues, and focus management’s attention on areas of concern.

At this time in our company’s growth, the Board believes it is appropriate for Mr. Niccol to serve as Chairman because his strong operational experience, extensive knowledge of the restaurant industry, and visionary and leadership skills both empower the company to execute its strategy and also focus our directors’ attention on the most critical business matters facing the company. The Board reviews its leadership structure at least annually, and it currently believes that combining the roles of Chairman and Chief Executive Officer is the best structure for our shareholders and the company at this time. If our Board (particularly the Lead Independent Director and the Chairperson of the Nominating and Corporate Governance Committee) believes that a different leadership structure would be better based on the challenges and needs of our business and the growth state of our company, the Board would change the structure.

Lead Independent Director

Scott Maw initially was appointed Lead Independent Director in May 2021. The Board believes that maintaining a Lead Independent Director position held by an independent director helps ensure that our outside directors remain independent of management and provide objective oversight of our business and strategy, and supports the relationship between the Chairman and Chief Executive Officer and the independent directors. The responsibilities of the Lead Independent Director are contained in our Corporate Governance Guidelines and include: (1) presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (2) approving information sent to the Board; (3) approving the scheduling of Board meetings and the agenda and materials for each meeting and executive session of the independent directors to provide that there is sufficient time for discussion of all agenda items; (4) serving as liaison between the Chairman and the independent directors; (5) if requested by major shareholders, being available for periodic consultation and direct communication with major shareholders; (6) with the Chairman and the Nominating and Corporate Governance Committee, evaluating all director candidates and making recommendations to the Nominating and Corporate Governance Committee; (7) collaborating with the Chair of the Nominating and Corporate Governance Committee to complete the annual Board and Committee performance self-evaluation process; and (8) with the Chair of the Compensation, People and Culture Committee, leading the annual performance evaluation of the Chief Executive Officer. See our Corporate Governance Guidelines, posted on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance for the full description of the role of Lead Independent Director.

Board Performance and Self-Evaluation Process

In consultation with the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee oversees annual Board and committee self-evaluations. The directors’ self-evaluation process includes a written questionnaire soliciting input on topics such as the overall effectiveness of the Board and its committees in performing their oversight responsibilities, the composition of the Board and each committee, the quality, rigor and effectiveness of meetings, the qualifications and effectiveness of incumbent directors, and whether the Board and each committee possess members with the right skills and experience to fulfill their responsibilities. The questionnaire is supplemented by candid, one-on-one discussions between the Committee Chair and independent directors on similar topics. Responses and observations from this process are discussed by the full Board and form

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the basis for process changes and setting future agendas. The Nominating and Corporate Governance Committee believes that our current self-evaluation process best generates candid and real-time feedback on the efficacy of the Board and its relationship with management and considers each year whether changes in the process would be advisable. Based on the responses to the 2022 self-evaluations, the directors added some additional topics to the meeting agendas, adjusted the schedule of Committee meetings and requested management to communication more frequently between meetings, as appropriate.

How to Contact the Board of Directors

Any shareholder or other interested party may contact the Board of Directors, including the Lead Independent Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient in care of Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit & Risk Committee. Our Corporate Secretary, general counsel, or their designees, will review and sort communications before forwarding them to the addressee, although communications that do not, in the opinion of the Corporate Secretary, our general counsel or their designees, deal with the functions of the Board or a Committee or do not otherwise warrant the attention of the addressees may not be forwarded.

Executive Sessions

Our independent directors met in executive session without management present at the end of each regularly scheduled Board meeting during 2022. The Lead Independent Director chaired the non-employee executive sessions of the Board held during 2022. The Board expects to continue to conduct executive sessions of the independent directors at each regularly scheduled Board meeting during 2023, and independent directors may schedule additional sessions at their discretion.

Executive sessions are scheduled at the end of each regular, quarterly meeting of each standing Committee of the Board, with only the Committee members or the Committee members and their advisors present, to discuss any topics the Committee members deem necessary or appropriate.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The Committee’s policies and procedures for consideration of Board candidates are described below. All nine nominees for election as a director at this year’s annual meeting are incumbent members of the Board. Each nominee was recommended to the Board by the Nominating and Corporate Governance Committee.

The Committee considers candidates suggested by its members, other directors, senior management and shareholders. The Committee’s charter also authorizes it to retain, at our expense, search firms, consultants and any other advisors it may deem appropriate to identify and screen potential candidates. The Committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the Committee report directly to the Committee.

Candidate Qualifications and Considerations

The Nominating and Corporate Governance Committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the Committee considers candidates in light of the entirety of their credentials, including each candidate’s:

◾	integrity and business ethics;

◾	strength of character and judgment;

◾	ability and willingness to devote sufficient time to Board duties;

◾	potential contribution to the diversity and culture of the Board;

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◾	business and professional achievements and experience and industry background, particularly in light of our principal business and strategies, and alignment with our vision and values;

◾	independence from management, including under requirements of applicable law and listing standards, and any potential conflicts of interest arising from their other business activities; and

◾	experience on public company boards and knowledge of corporate governance practices.

These factors may be weighted differently depending on the individual being considered and the needs of the Board at the time. The Board believes that diverse membership is an important attribute of a well-functioning Board, as described under “Election of Directors – Board Refreshment and Diversity.”

Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations

Shareholders wishing to recommend candidates to be considered by the Nominating and Corporate Governance Committee must submit to our Corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “– Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “– Candidate Qualifications and Considerations.”

Under our bylaws, shareholders also may nominate candidates for election as a director at our annual meeting. To nominate a candidate, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including the deadlines described under “Shareholder Proposals and Nominations for 2024 Annual Meeting – Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 68. Our bylaws also permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy materials. To do so, a shareholder must comply with the proxy access provisions in our bylaws. These provisions are described under “Shareholder Proposals and Nominations for 2024 Annual Meeting – Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under Our Proxy Access Bylaws” on page 67.

Candidate Evaluation Process

The Nominating and Corporate Governance Committee initially evaluates candidates in view of the qualifications and factors identified above under “ – Candidate Qualifications and Considerations” and “Election of Directors – Board Refreshment and Diversity,” and may consult with the Chairman, the Lead Independent Director, other directors, senior management or outside advisors regarding a particular candidate. The Committee also considers the results of recent Board and Committee self-evaluations and the current size and composition of the Board, including expected retirements and other anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or Committee meetings or other reasons. Following the initial evaluation, the Committee would arrange for interviews of candidates deemed appropriate for further consideration. To the extent feasible, candidates are interviewed by the Chairman, the Lead Independent Director, and the members of the Nominating and Corporate Governance Committee, and potentially other directors as well. The results of these interviews would be considered by the Committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, one or more nominees may be elected by the Board itself if needed to fill vacancies, including vacancies resulting from an increase in the number of directors).

Shareholder Engagement

We engage with our shareholders in a variety of ways throughout the year, with the participants and topics dependent on the shareholders engaged. The table below generally summarizes our engagement process. Our Investor Relations team, often with our Chairman and CEO or Chief Financial and Administrative Officer, regularly meets with investors, prospective investors and investment analysts. Members of management and, upon request, members of our Board also regularly engage with our shareholders to provide updates and solicit their views and input on our executive compensation program, Environmental, Social and Governance (“ESG”) and sustainability initiatives, corporate governance matters, human capital management and other topics of interest to them. We report the shareholders’ feedback and input to our Board and the applicable Committees, which take them into account as we review and update our governance, compensation and ESG practices and policies.

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Timing/Frequency	Chipotle Participants	Discussion Topics
Annual Meeting-Related

Each fall during the proxy off-season, we initiate discussions with our largest shareholders. We also reach out to them again after the proxy statement is filed, and we are open to discussions throughout the year, as requested by shareholders.

Any or all of:

◾  Representatives from our Investor Relations, Corporate Secretary, Corporate Governance and Compensation and Sustainability functions

◾  Lead Independent Director or the Chair of our Compensation, People and Culture or Nominating & Corporate Governance Committees may participate

◾  Results of shareholder votes at the last annual meeting and how the company should respond

◾  Executive compensation, including award design & performance metrics

◾  Sustainability, environmental, social, human capital management and diversity matters

◾  Incentive and equity plan parameters

◾  Board composition and refreshment, nomination & election procedures and related matters

◾  Corporate governance

◾  Proxy statement disclosures

Issue-Based Engagement
Before or after the proxy statement is filed

Any or all of:

◾  Representatives from our Investor Relations, Corporate Secretary, Corporate Governance and Compensation and Sustainability functions

◾  Lead Independent Director or the Chair of our Compensation or Nominating & Corporate Governance Committees may participate

◾  Shareholder proposals submitted for the proxy and the company’s planned response

◾  Proposed changes to our executive compensation program

◾  Sustainability, environmental, social, human capital management and diversity, equity and inclusion matters

Investor Meetings and Conferences
Throughout the year (meetings with investors at company or investor offices, and at analyst-sponsored conferences)	◾ Senior Management and Investor Relations	◾ Company strategy ◾ Financial results and outlook
Investor Calls - Quarterly Earnings
Quarterly and special calls from time to time	◾ Senior Management and Investor Relations	◾ Company strategy ◾ Financial results and outlook

Our management and directors actively engage with shareholders to seek their input on emerging issues and to address shareholder questions and concerns. In the fall of 2022, we contacted shareholders collectively holding almost 70% of our outstanding common stock as part of our regular proxy off-season engagement and to discuss the vote results from the 2022 annual meeting. Although many shareholders did not respond to our engagement request or declined to engage, in 2022 we were able to engage with shareholders representing 44% of our outstanding common stock. See “2022 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” under “Compensation Discussion and Analysis” for a summary of those discussions.

We also reached out to all of the shareholders that submitted proposals for consideration at the 2023 annual meeting to discuss their proposals and our existing policies and practices.

Response to 2022 Advisory “Say on Pay” Vote on Executive Compensation

Every year we provide our shareholders with the opportunity to cast an advisory vote to approve the compensation of our executive officers. At our 2022 annual meeting of shareholders, we received over 96% support for our “say on pay” advisory vote proposal, which we believe demonstrates that shareholders are supportive of Chipotle’s executive compensation program.

See “Executive Officers and Compensation – Compensation Discussion and Analysis – 2022 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” for more information on the feedback we received from our shareholders and the Board’s response.

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Response to Shareholder Proposals

We strive to be responsive to input and feedback of our shareholders and other stakeholders as expressed through our active engagement and annual meeting processes. In discussions with shareholders about our 2022 annual meeting, some shareholders encouraged us to consider conducting some form of independent racial equity audit to identify any gaps in our current policies and processes. Partially in response to that feedback, we engaged an independent third-party consultant in early 2023 to conduct a Talent Management Equity Audit to identify places in the talent management cycle where we may need to eliminate bias and/or create more equitable policies, practices, and procedures; identify potential blockers and new opportunities to create and sustain equity in talent management; and identify key strengths and pockets of risk. This audit is in addition to Management Leadership for Tomorrow’s Black Equity at Work Certification Program, in which we have been participating in since December 2021, that requires and supports employers to apply comprehensive, sustained rigor to meaningfully increase Black equity. We plan to disclose key results and action plans from both the Talent Management Equity Audit and the Black Equity at Work Certification Program in our Sustainability Report or elsewhere on our website.

Policies and Procedures for Review and Approval of Transactions with Related Persons

We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers, directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit & Risk Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related person has an interest during a year total less than $120,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 67.

A related person transaction will only be approved by the Audit & Risk Committee if the Committee determines that the related person transaction is beneficial to Chipotle and the terms of the related person transaction are fair to us. No member of the Audit & Risk Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Role of the Board of Directors in Risk Oversight

While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors and its standing Committees oversee the significant risks facing our company. The responsibility for overseeing risks related to the following topical areas has been allocated to the Board and its Committees as follows:

Areas of Risk Oversight

Board of Directors

◾  Our strategic plans, financial and operating performance and shareholder returns

◾  Review and assess the effectiveness of our enterprise risk assessment and mitigation of critical risks, including food safety and cybersecurity

◾  Regular review and analysis with management of most significant business risks as identified by the Board, the Audit & Risk Committee, and/or management

◾  Succession planning for our CEO and other executive officers and development of our senior management

Audit & Risk Committee

◾  Accounting practices and policies, financial statements and reporting and disclosure controls and procedures and internal controls

◾  Internal controls and the performance of the internal audit function

◾  Performance of our independent registered public accounting firm and the lead audit partner

◾  Cybersecurity, privacy and data security programs, policies and risk assessment and mitigation

◾  Ethics and Compliance program, including the whistleblower hotline and procedures for the receipt, retention and treatment of complaints, and the company’s risk management framework and the process for identifying, assessing and mitigating key risks

◾  Compliance with legal and regulatory requirements and the company’s response to actual and alleged violations, including claims of harassment, discrimination or other violations of applicable employment laws

◾  Company’s risk assessment and risk management processes and compliance with and training on the Code of Ethics

◾  Transactions with related persons and compliance with our Policy and Procedures with respect to Related Person Transactions

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Areas of Risk Oversight

Compensation, People and Culture Committee

◾  Compensation and evaluation of our CEO and the compensation of our other executive officers, including employment agreements and post-service arrangements and perquisites

◾  Evaluation of risks relating to our compensation programs

◾  Human capital management, including diversity, equity and inclusion programs and initiatives, recruitment and retention of employees, gender, racial and ethnic pay equity and relative compensation and benefits offered to employees across the company

◾  Our compensation and benefits programs generally, including retirement and welfare plans and equity compensation plans

◾  Stock ownership policy

◾  Director compensation program

Nominating and Corporate Governance Committee

◾  Corporate governance policies and processes and compliance with key corporate governance documents, including our Corporate Governance Guidelines and Committee charters

◾  Policies and programs relating to environmental, sustainability and social responsibility policies, goals and programs

◾  Government Affairs initiatives and policies

◾  Policies and programs relating to social responsibility, corporate citizenship and public policy issues significant to the company

◾  Annual process of evaluating the performance of the Board and each Committee

◾  Board refreshment and identification, evaluation and selection of potential director candidates

With respect to the Board’s role in risk oversight, our Lead Independent Director is well positioned to lead the Board in overseeing the identification, assessment, and management of the Company’s exposure to various risks due to his current role as Chair of the Audit Committee, which assists the Board in overseeing the Company’s enterprise risk management program and actions taken by management to identify, manage, and mitigate risk exposures. All of our directors receive regular reports on the most significant risks facing our business and are promptly informed regarding developments in our risk profile. For example, our Board receives quarterly reports from our food safety and quality assurance teams, which establish and monitor our quality and food safety programs and work closely with suppliers to ensure our high standards are met throughout the supply chain. Our Board also has access to our Food Safety Advisory Council, which is an advisory board of independent, highly respected experts in the food industry that meets quarterly to discuss and review our company-wide food safety program and any food safety related issues. We also provide our Board with detailed diversity data each quarter, which shows the status of our progress towards achieving our goals, and the Nominating and Corporate Governance Committee biannually receives a report on the Company’s policies and programs relating to environmental, sustainability and social responsibility.

In addition, our Audit & Risk Committee receives quarterly reports on our information security and cyber fraud prevention programs from our Chief Information Security Officer and Chief Technology Officer. Similar to most organizations, we are susceptible to information security breaches and cybersecurity-related incidents, and we are committed to protecting and consistently enhancing the security of our systems, networks and general technology environment. We have established a Cybersecurity Program, which includes appropriate security risk assessments, security monitoring, incident response policies, operating standards, global regulatory compliance and employee training. We continually invest in enhancing our preventive and defensive capabilities in alignment with globally recognized information security standards, maintaining appropriate information security risk insurance policies, and implementing other measures to mitigate or minimize the impacts from potential threats. Additionally, independent external audits are conducted, including penetration testing and overall review of program maturity based on the NIST Cybersecurity Framework.

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE MATTERS

Sustainability and Corporate Responsibility

Chipotle’s sustainability efforts are focused in three key pillars: Food & Animals, People and the Environment. Goals are published in each of these three areas in our Sustainability Report on our website chipotle.com/about-us/sustainability. The Nominating and Corporate Governance Committee is responsible for overseeing Chipotle’s policies and programs relating to environmental, sustainability and social responsibility and the effectiveness of those policies and programs. We report on our sustainability initiatives and progress towards achieving our sustainability goals at least twice a year to the Nominating and Corporate Governance Committee.

In 2021, Chipotle introduced an ESG metric that tied a portion of our cash annual incentive plan (“AIP”) for executive officers to achievement of certain predetermined ESG performance goals. For the 2022 AIP, we changed the qualitative ESG metric into a quantitative modifier that can increase or decrease the overall AIP payout by 15%, depending on the extent to which the quantitative targets are achieved. The 2022 ESG modifier was aligned around the same three key pillars – Food & Animals, People and the Environment – and a 5% weight was assigned to each pillar. As described in “Compensation Discussion and Analysis,” the ESG modifier increased the 2022 AIP payout by +10% based on the level of achievement against these quantitative targets. The Compensation, People and Culture Committee approved a new set of goals for 2023 to continue holding our executive leadership team accountable to make business decisions that Cultivate a Better World.

We follow the disclosure frameworks set by The Global Reporting Initiative (GRI), and Sustainability Accounting Standards Board (SASB). For our 2022 Sustainability Report we plan to also align with the Task Force on Climate-Related Financial Disclosures (TCFD).

Food & Animals

Food & Animals are at the core of our business, and we believe that how we grow our food is how we grow our future. We focus significant efforts to advancing our Food With Integrity principles, which means sourcing real ingredients with respect for the people and communities that produce it, the animals that are raised for it, and the environment that nurtures it.

A unique and impactful part of our sustainability strategy is to source both organic and local ingredients. Organic farming practices protect water resources and promote healthy ecosystems, biodiversity, and healthy soils through the elimination of synthetic pesticides, herbicides, and fertilizers. In 2022, Chipotle purchased 57 million pounds of local, organic and transitional ingredients, which is an increase of 1.4 million pounds over 2021.

We are taking action to reinvigorate the fading farming industry for future generations and support food access. Some of these initiatives include:

◾	Tractor Beverage Co. Partnership: All Tractor Beverages sold by Chipotle help strengthen the U.S. agricultural industry, with 5% of Chipotle’s profits from its sale of these beverages donated to support farmers. In 2022 we donated $600,000 to support young farmers through this initiative.

◾	National Young Farmers Coalition: Chipotle is supporting the National Young Farmers Coalition and its mission to shift power and change policies to support young farmers. In 2022 more than $580,000 from Chipotle programming was directed to the National Young Farmers Coalition to support direct seed grants to farmers and advocacy for policy change in the 2023 Farm Bill that would facilitate equitable access to up to one million acres of land for the next generation of farmers.

◾	Farmlink Project: The Farmlink Project helps to raise awareness of food waste across the United States. In 2022 we directed nearly $1.2 million to support initiatives and donations of 36 million pounds to food banks to help those in need. Additionally, Chipotle and The Farmlink Project joined forces to provide over 185,000 pounds of food to food banks in Fort Myers, FL to support Hurricane Ian relief.

People

We believe that our people and culture give us a competitive advantage in our business, and we strive to develop employees and provide continuing opportunities for them to grow in their leadership skills. In 2022, we had approximately 22,000 internal promotions. Additionally, 90% of all restaurant management roles were internal promotions, including 100% of U.S. Regional Vice President roles, 81% of Team Directors, and 74% of Field Leader positions. We provide our employees various learning opportunities to ensure that we maintain a diverse pipeline of talent available to regularly promote employees to leadership positions. In 2022, we successfully launched the inaugural Leadership Evolution and Development Program (“LEAD”) aimed at developing emerging leaders with the aspiration and motivation to thrive in higher roles at Chipotle. In this past year 60% of the inaugural cohort of the LEAD program have been promoted into new roles with expanded scope and responsibilities.

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Beyond the leadership program, we support continuing education with our debt-free degrees. We now have nearly 100 degrees and 10 universities in which our employees can receive a degree completely tuition debt free.

We are also dedicated to supporting people in the communities we serve. Through our Round Up for Real Change program, restaurant guests are offered the opportunity to round up their bill to the next highest dollar amount in the Chipotle app and on chipotle.com. In 2022, approximately $4.3 million was donated through this feature to organizations such as Folds of Honor, The Trevor Project, American Red Cross, Kids in Need Foundation, and National Urban League Project among others.

Environment

As a company with nearly 3,200 restaurants and over 100,000 employees at the end of 2022, we have the opportunity to lead meaningful change. Environmental sustainability is a key driving force in our mission to Cultivate a Better World and we acknowledge the need for all businesses, including our own, to take actions to address climate change. As a result, Chipotle has committed to reduce our absolute Scope 1 and Scope 2 greenhouse gas emissions 50% by 2030 from a 2019 base year. We also have committed to reducing our absolute Scope 3 greenhouse gas emissions 50% within the same timeframe. Our goal was approved by Science Based Targets initiative (‘‘SBTi’’) and is in alignment with scientific recommendations of emission reductions required to keep global warming from exceeding 1.5°C.

Our strategy starts with seeking out energy efficiency opportunities to reduce our overall demand on energy resources, utilization and development of alternative low carbon resources, and use of renewable energy. We continue to identify design strategies to reduce our reliance on fossil fuels (e.g. natural gas) in our restaurants to support greater use of renewable resources. For example, we piloted structural end caps to lessen the energy draw by the kitchen hood systems and reduce heat loss from cooking surfaces. We also matched over 30% of our electricity use with renewable energy. In 2022 we reduced our Scope 1 and Scope 2 emissions by 13% compared to 2019. To address Scope 3 emissions requires dedicated engagement with our supply chain partners to influence process changes and innovation to achieve our climate goals. We are committed to identifying strategies for greenhouse gas emission reductions in our value chain.

Water is an important resource for our operations and to support production of all ingredients used at Chipotle, and we have taken the first step in developing a context-based water stewardship program that is locally relevant. In 2022, we completed a water risk assessment to identify areas of our operations and supply chain operating in water stressed regions. As a result, we have prioritized engagement with suppliers operating in either high or extremely high water stressed areas. In 2023, we plan to collaborate with our suppliers to develop resilient water strategies for operations, and assess and create plans to address local watershed needs.

We are proud of our achievements in 2022 but recognize there is a lot more to come. We look forward to sharing our strategies and progress annually on our website at chipotle.com/about-us/sustainability.

Diversity, Equity and Inclusion

One of our core values is to “foster a culture that values and champions our diversity, while leveraging the individual talents of all team members to grow our business and Cultivate a Better World.” We are proud of our culture, which champions diversity, ensures equity, and celebrates inclusion. As of December 31, 2022, more than 50% of our U.S.-based employee population was female and approximately 68% of our U.S based employee population was comprised of racial and ethnic minorities. In December 2021, Chipotle began pursuing Black Equity at Work Certification through Management Leadership for Tomorrow, a leading national nonprofit organization that, for the past 20 years, has developed and placed more than 10,000 primarily Black and Latino MBAs and college graduates in corporations and non-profits, provided best-in-class career advancement programs that have consistently enabled Black and Latino professionals to secure promotions, and advised more than 100 companies on how to increase diversity, equity and inclusion. In addition to pursuing a Black Equity at Work Certification, in early 2023 we engaged an independent third-party consultant to conduct a Talent Management Equity Audit to identify places in our talent management cycle where we may need to eliminate bias and/or create more equitable policies, practices, and procedures; identify potential blockers and new opportunities to create and sustain equity in talent management; and identify key strengths and pockets of risk. We plan to disclose key results and action plans from both the Talent Management Equity Audit and the Black Equity at Work Certification Program in our Sustainability Report or elsewhere on our website. Our most recent EEO-1 consolidated report is posted on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance – Human Capital Information, and additional details about the demographics of our employee population is included there and in our biennial Sustainability Report and interim Update Report on our website chipotle.com/about-us/sustainability.

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Gender and Racial Pay Equity

We believe people should be paid for what they do and how they do it, regardless of their gender, race, ethnicity or other personal characteristics. To fulfill that commitment, we benchmark pay using competitive market data, set pay ranges based on market data and consider factors such as an employee’s role and experience, the location of their job, and their performance. We regularly review our compensation practices, both in terms of our overall workforce and individual employees, to ensure our pay is fair and equitable.

In 2022, we retained an independent third-party consulting firm to conduct a pay equity analysis of our U.S. and Canadian workforce, including factors of pay (e.g., grade level, tenure in role, most recent promotion) and external market conditions (e.g., geographic location) to ensure consistency and equitable treatment amongst our employees. Our review included 99% of our U.S. and Canadian employee population, excluding only approximately 50 of our most senior management employees. The results of the 2022 analysis, summarized below, did not identify preferential treatment to any class of employee; however, we identified isolated discrepancies between actual compensation and our policies, and we quickly made pay adjustments to close all identified gaps.

	Adjusted Pay Gap(1)		Median Pay Gap
	2022	2021	2022	2021
Females compared to Males	(0.3%)	(0.3%)	0.0%	0.0%
Non-White compared to White(2)	0.1%	0.0%	3.3%	5.4%

(1)

Adjusted pay gap takes in account almost 20 factors that impact pay, including job factors, such as job level and grade; employee characteristics, such as tenure, time in job and last promotion date; and external market conditions, such as work location.

(2)	Non-white employees include Black, Latinx, Asian and other non-Caucasian employees.

We will continue to review compensation and engage in a range of initiatives aimed at increasing diversity and ensuring equal pay and opportunity for all employees.

Prohibition on Hedging and Pledging

We prohibit our directors, executive officers and certain employees who have access to material, nonpublic information about our business, from hedging any shares of Chipotle stock, holding shares of Chipotle stock in a margin account or otherwise pledging shares of Chipotle stock as collateral for loans, and engaging in put options, call options, covered call options or other derivative securities in Chipotle common stock on an exchange or in any other organized market.

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PROPOSAL 2

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

As required by Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our named executive officers. In accordance with the results of the last advisory vote to approve the frequency of the “say on pay” vote at our 2017 annual meeting of shareholders, we have held “say on pay” votes at each year’s annual meeting. Proposal 3 asks shareholders again to vote on the appropriate frequency of the “say on pay” proposal.

Executive Compensation Disclosures

Detailed discussion and analysis of our executive compensation programs begins on page 39. See, in particular, the disclosures under “Executive Officers and Compensation – Compensation Discussion and Analysis – 2022 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” for a concise description of our shareholder outreach relating to the compensation of our executive officers, compensation decisions the Compensation, People and Culture Committee made for 2022, and measures we’ve taken to align our executive compensation with company performance and the creation of shareholder value.

Say on Pay Resolution

The Compensation, People and Culture Committee believes that our executive compensation programs emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that align the interests of our officer team with those of our shareholders. Accordingly, our Board asks that you vote in favor of the following shareholder resolution:

“RESOLVED, that the compensation of the executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”

The “say on pay” vote is advisory and therefore will not be binding on the Compensation, People and Culture Committee, the Board of Directors, or Chipotle. However, the Compensation, People and Culture Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. The Compensation, People and Culture Committee sought feedback from shareholders on the 2022 “say on pay” vote and made changes to our executive compensation program in response. See “Executive Officers and Compensation – Compensation Discussion and Analysis – 2022 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach.”

The Board of Directors recommends a vote FOR the say on pay proposal.

2022 Proxy Statement 28

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF “SAY ON PAY” VOTES ON OUR EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires us to submit a non-binding, advisory resolution to shareholders at least once every six years to determine whether future advisory votes on executive compensation should be held every one, two or three years. As required by Section 14A, we are asking shareholders to cast an advisory vote on the frequency with which we will conduct future “say on pay” votes – every year, every two years, or every three years.

The Board of Directors recommends that shareholders vote to continue holding the advisory vote on executive compensation every year. The Board believes the annual vote gives shareholders the opportunity to react promptly to emerging trends in compensation and provide timely feedback on our overall compensation philosophy, design and implementation, and gives our Board and the Compensation, People and Culture Committee the opportunity to evaluate individual compensation decisions each year in light of ongoing shareholder feedback.

Shareholders may cast their advisory vote to conduct advisory votes on executive compensation every “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”

The Board recommends that on Proposal No. 3 you vote for future advisory votes on executive compensation to occur every “1 Year.”

As an advisory vote, this proposal is not binding on the Board or the Compensation, People and Culture Committee; however, the Committee and the Board value the opinions expressed by shareholders and will consider the outcome of the vote when making a decision regarding the frequency of conducting future say on pay votes.

The Board of Directors recommends a vote in favor of holding say on pay votes every 1 YEAR.

2023 Proxy Statement 29

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Risk Committee, which is responsible for the appointment, compensation and oversight of our independent registered public accounting firm, has engaged Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2023 and to perform other permissible, pre-approved services. As a matter of good corporate governance, we are requesting that shareholders ratify the Committee’s appointment of Ernst & Young as our independent registered public accounting firm. If shareholders do not ratify the appointment of Ernst & Young, the Committee will reevaluate the appointment. Even if the selection is ratified, the Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2023 if it determines that such a change would be in the best interests of Chipotle and our shareholders.

The Audit & Risk Committee annually evaluates the performance of our independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage our current independent registered public accounting firm or consider other audit firms. Factors considered by the Committee in deciding whether to retain include:

◾

Ernst & Young’s capabilities considering the scope and complexity of our business, and the resulting demands placed on Ernst & Young in terms of technical expertise and knowledge of our industry and business;

◾	the quality and candor of Ernst & Young’s communications with the Committee and management;

◾	Ernst & Young’s independence;

◾

the quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;

◾	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young and its peer firms; and

◾

the appropriateness of Ernst & Young’s fees, tenure as our independent registered public accounting firm, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Based on this evaluation, the Audit & Risk Committee and the Board believe that retaining Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023, is in the best interests of Chipotle and our shareholders.

The Audit & Risk Committee also oversees the process for, and ultimately approves, the selection of our independent registered public accounting firm’s lead engagement partner at the five-year mandatory rotation period. Our prior lead engagement partner retired in 2022 and a new lead engagement partner was appointed for the 2022 audit. In selecting the new lead engagement partner, Ernst & Young identified candidates for consideration, which candidates were interviewed by members of our management. After considering the candidates recommended by Ernst & Young, management made a recommendation to the Committee regarding the new lead engagement partner. The Committee discussed the qualifications of the proposed lead engagement partner with the current lead engagement partner and then, individually and as a group, interviewed the leading candidate and approved the appointment of the new lead engagement partner as a Committee.

The Audit & Risk Committee has adopted a policy which sets out procedures that the company must follow when retaining the independent registered public accounting firm to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “ – Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and is reviewed by the Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All services performed by Ernst & Young for the years ended December 31, 2022 and 2021 were pre-approved by the Audit & Risk Committee in accordance with this policy, following a determination by the Committee that the fees to be paid to Ernst & Young in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Ernst & Young as our independent registered public accounting firm. Ernst & Young has served as our independent registered public accounting firm since 1997. Prior to the 2018 audit, Ernst & Young’s Denver, Colorado office managed the audit; however, after Chipotle relocated its headquarters to the current location in 2018, Ernst & Young’s Southern California office has managed the audit. Representatives of Ernst & Young are expected to attend the virtual annual meeting and will have an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

2023 Proxy Statement 30

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young for the years ended December 31, 2022 and 2021 were:

Fees for Services	2022	2021
Audit Fees(1)	$1,708,105	$1,388,497
Audit-Related Fees	—	—
Tax Fees(2)	$398,367	$649,144
All Other Fees	—	—
Total Fees	$2,106,472	$2,037,641

(1)

Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses, if any, related to SEC filings, comfort letters, consents, SEC comment letters and accounting consultations

(2)	Represents fees for tax compliance, consulting and advisory services

The Audit & Risk Committee and the Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023.

AUDIT & RISK COMMITTEE REPORT

With regard to the fiscal year ended December 31, 2022, the Audit & Risk Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2022 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent registered public accounting firm, matters required by applicable requirements of the PCAOB and SEC; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit & Risk Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit & Risk Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

The Audit & Risk Committee:

Scott Maw, Chairperson

Matt Carey

Mary Winston

2023 Proxy Statement 31

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent registered public accounting firm. This policy requires the Audit & Risk Committee to pre-approve all audit, review and attest engagements, either on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis but must be individually pre-approved by the Committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.

Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the Committee may consider whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The Committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases. The Committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.

The Committee periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of covered service being performed or expected to be provided. Our Chief Financial and Administrative Officer is also required to report to the Committee any non-compliance with this policy of which he becomes aware. The Committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full Committee. The individual member of the Committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the Committee.

2023 Proxy Statement 32

SHAREHOLDER PROPOSALS

Shareholders have submitted the following proposals, which will be voted on at our annual meeting if properly presented by the applicable shareholder proponent or a qualified representative on behalf of the shareholder proponent. In accordance with SEC rules, we are reprinting each proposal and supporting statement in this proxy statement as it was submitted to us. We do not believe that certain assertions in these shareholder proposals about Chipotle are correct, but we have not attempted to refute all of these inaccuracies. Our Board of Directors has recommended a vote AGAINST each of these proposals for the reasons set forth following each proposal.

PROPOSAL 5 – PROPOSAL REQUESTING CERTAIN LIMITS ON BYLAW AMENDMENTS

James McRitchie has notified us that he beneficially owns 10 shares of our common stock and that he intends to submit the following proposal at the annual meeting. We will provide his address promptly upon a shareholder’s oral or written request. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules. As explained below, our Board recommends that you vote “AGAINST” this shareholder proposal.

Proposal 5 – Fair Elections

Resolved

James McRitchie and other shareholders request that directors of Chipotle Mexican Grill Inc. (“Company”) amend its bylaws to include the following language:

Shareholder approval is required for any advance notice bylaw amendments that:

1.	require the nomination of candidates more than 90 days before the annual meeting,

2.	impose new disclosure requirements for director nominees, including disclosures related to past and future plans, or

3.	require nominating shareholders to disclose limited partners or business associates, except to the extent such investors own more than 5% of the Company’s shares.

Supporting Statement

Under SEC Rule 14a-19, the universal proxy card must include all director nominees presented by management and shareholders for election.1 Although the Rule implies each side’s nominees must be grouped together and clearly identified as such, in a fair and impartial manner, most rules for director elections are set in company bylaws.

For Rule 14a-19 to be implemented equitably, boards must not undertake bylaw amendments that deter legitimate efforts by shareholders to submit nominees. The bylaw amendments set forth in the proposed resolution would presumptively deter legitimate use of Rule 14a-19 by deterring legitimate efforts by shareholders to seek board representation through a proxy contest.

The power to amend bylaws is shared by directors and shareholders. Although directors have the power to adopt bylaw amendments, shareholders have the power to check that authority by repealing board-adopted bylaws. Directors should not amend the bylaws in ways that inequitably restrict shareholders’ right to nominate directors. This resolution simply asks the board to commit not to amend the bylaws to deter legitimate efforts to seek board representation, without submitting such amendments to shareholders. We urge the Board not to further amend its advance notice bylaws until shareholders have at least voted on this proposal.

[1]	https://www.ecfr.gov/current/title-17/chapter-II/part-240/section-240.14a-19

2023 Proxy Statement 33

Bloomberg’s Matt Levine speculates bylaws might require disclosure submissions “on paper woven from unicorns’ manes,”2 with requirements waived for the board’s nominees. While Mr. Levine depicts humorous and exaggerated possibilities, some companies are adopting amendments clearly designed to discourage fair elections.

Directors of at least one company (Masimo Corp.) recently adopted bylaw amendments that could deter legitimate efforts by shareholders to seek board representation through a proxy contest. Masimo’s advance notice bylaws “resemble the ‘nuclear option’ and offers a case study in how rational governance devices can become unduly weaponized, writes Lawrence Cunningham.3 Directors of other companies are considering similar proposals.

To ensure shareholders can vote on any proposal that would impose inequitable restrictions, we urge a vote FOR Fair Elections.

To Enhance Shareholder Value, Vote FOR

Fair Elections – Proposal 5

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board of Directors recommends a vote AGAINST this proposal because it is unnecessary and does not strengthen our Board election process – Chipotle’s bylaws contain reasonable and customary timelines and provisions regarding shareholder nominees for election to the Board of Directors, and prohibiting the Board from unilaterally adopting certain bylaw amendments is not in the best interests of the company’s shareholders.

Chipotle’s bylaws were most recently amended in December 2022 to address matters relating to the SEC’s new universal proxy rules, and to make certain other enhancements to the advance notice provisions of the kind many companies have made following the effectiveness of the new rules, as more fully described in the Form 8-K we filed with the SEC on December 9, 2022. Advance notice bylaw provisions are intended to provide shareholders and directors a reasonable opportunity to thoughtfully consider potential director candidates and for full information to be distributed to shareholders about director nominees in advance of election at a shareholders meeting. Our bylaws require only such information as is reasonably necessary to enable all shareholders to make informed decisions when electing directors.

We believe our current bylaw requirements are reasonable and designed to support disclosure of any conflicts of interests, potential dual motives and other situations that we believe shareholders want to know before voting on director nominees. Contrary to deterring “legitimate efforts to seek board representation,” we believe our bylaws promote disclosure of reasonable and relevant information that is necessary for shareholders to accurately evaluate proposed nominees and make informed voting decisions.

Furthermore, adopting the proposed amendments would limit the Board’s ability to respond quickly to unforeseen contingencies and circumstances, such as changes in law or regulations. The Board would need to wait to propose certain bylaw amendments at the next annual shareholders meeting, or convene a special shareholders meeting, to make an amendment effective. As a result, it may be expensive, time-consuming and impracticable to obtain shareholder approval for a beneficial amendment to the bylaws within the time frame necessary to serve the best interests of our shareholders. Limiting the Board’s ability to impose new disclosure requirements without obtaining prior shareholder approval may result in our inability to follow best practices and our shareholders and Board not having the benefit of information relevant to the vote on director candidates.

Finally, the proposed amendments are unnecessary. Chipotle has not adopted any of the problematic provisions cited by the shareholder proponent. The shareholder proponent cites bylaw amendments made by one company and implies that there are additional companies considering adopting similar noncustomary and onerous bylaws designed to discourage shareholder nominees for director. In fact, even the company cited by the shareholder proponent rescinded its “nuclear option” provisions.

We believe our current bylaws provisions are appropriate and ensure transparency and full disclosure in the nomination and election of directors, and that the amendments proposed by the shareholder proponent would not be in the best interest of the company or its shareholders.

Our Board of Directors recommends a vote AGAINST Proposal 5.

[2]	https://www.bloomberg.com/opinion/articles/2022-10-27/credit-suisse-gives-first-boston-gets-a-second-chance?sref=a7KhiWzs
[3]	https://corpgov.law.harvard.edu/2022/10/23/the-hottest-front-in-the-takeover-battles-advance-notice-bylaws/

2023 Proxy Statement 34

PROPOSAL 6 – PROPOSAL REQUESTING ADOPTION OF A NON-INTERFERENCE POLICY

The Comptroller of the City of New York has notified us that it beneficially owns 31,305 shares of our common stock in the NYC Retirement Systems and that it intends to submit the following proposal at the annual meeting as lead proponent along with another co-proponent. We will provide its address promptly upon a shareholder’s oral or written request. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules. As explained below, our Board recommends that you vote “AGAINST” this shareholder proposal.

RESOLVED: the Board of Directors of Chipotle Mexican Grill, Inc. (“Chipotle”) shall adopt and disclose a Noninterference Policy (the “Policy”) upholding the rights to freedom of association and collective bargaining in its operations as reflected in the International Labour Organization’s Declaration on Fundamental Principles and Rights at Work (“Fundamental Principles”). The Policy should contain commitments to the following:

◾	Non-interference when employees exercise their right to form or join trade union, which includes prohibiting Chipotle from undermining this right or pressuring employees seeking to form or join a trade union;

◾	Good faith and timely collective bargaining if employees form or join a trade union;

◾	Where national or local law is silent or differs from international human rights standards, Chipotle will follow the higher standards; and

◾	Processes to identify, prevent, account for and remedy any practices that violate or are inconsistent with the Policy.

SUPPORTING STATEMENT: Freedom of association and collective bargaining are fundamental human rights under internationally recognized human rights frameworks, including the Fundamental Principles and the United Nations’ Universal Declaration of Human Rights.”

According to the International Labour Organization, “Freedom of association refers to the right of workers ...to create and join organizations of their choice freely and without fear of reprisal or interference”4 (emphasis added)

As stated by the United Nations High Commissioner for Human Rights, “...where national laws and regulations offer a level of human rights protection that falls short of internationally recognized human rights standards, enterprises should operate to the higher standard.”5

Chipotle’s Code of Conduct is indeterminant as to which standards will prevail where applicable laws offer human rights protections that fall short of international human rights standards: “[w]e conduct our business in a way that respects fundamental human rights for all people and we support and align around the standards set out in U.N. Universal Declaration of Human Rights and other applicable federal, state, provincial and local laws.”

Chipotle has repeatedly interfered with workers’ exercise of fundamental rights in violation of international standards and/or applicable law. Alleged intimidation tactics include retaliatory firings and restaurant closures, anti-union consultants, and captive audience meetings. In October 2022, the National Labor Relations Board (“Board”) was investigating fourteen charges involving allegations of illegal attempts to thwart union activity.6 The Board later determined that Chipotle violated federal labor law by closing a Maine restaurant where workers voted to unionize; it ordered Chipotle to reopen the restaurant and offer all dislocated employees jobs at the restaurant and back pay.7

Microsoft recently adopted company-wide noninterference Principles8 and announced a “labor neutrality agreement” at Activision Blizzard, which “reflects a fundamental belief ... that enabling workers to freely and fairly make a choice about union representation will benefit Microsoft and its employees...”9

Chipotle’s failure to similarly respect workers’ rights presents meaningful reputational, legal, and operational risks that may negatively impact long-term shareholder value.

We urge shareholders to Vote FOR this proposal.

[4]	https://www.ilo.org/actrav/events/WCMS 315488/lang--en/index.htm
[5]	https://studylib.net/doc/8645493/the-corporate-responsibility-to-respect-human-rights
[6]	https://www.restaurantbusinessonline.com/workforce/chipotle-crew-member-kansas-files-unfair-labor-practice-allegations-nlrb-amid-union
[7]	https://www.wabi.tv/2022/11/04/nlrb-issues-complaint-ordering-chipotle-reopen-closed-augusta-store/
[8]	https://blogs.microsoft.com/on-the-issues/2022/06/02/employee-organizing-engagement-labor-economy/
[9]	https://news.microsoft.com/2022/06/13/cwa-microsoft-announce-labor-neutrality-agreement/

2023 Proxy Statement 35

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION

The Board of Directors recommends a vote AGAINST this proposal because we already are committed to complying with all laws related to freedom of association and collective bargaining, to respecting the fundamental human rights and dignity of all our employees and to creating an open and transparent culture for our employees.

At Chipotle, our vision for our employees is to create an environment where everyone can thrive and pursue their passion and we respect our employees’ right to form and to join – and to not join, if that is their preference – collective bargaining associations. In addition to our commitment to comply with the U.N. Universal Declaration of Human Rights, Chipotle’s Code of Ethics also states that we will comply with “all laws relating to freedom of association and collective bargaining” and we “[r]espect our employees’ rights to choose whether to organize under the National Labor Relations Act and we do not permit discrimination or harassment against any employee based on their choice.”7 Our engagement at our Lansing, Michigan restaurant is proof of our commitment. In August 2022, employees at our Lansing, Michigan restaurant voted to form a union and through the entire process Chipotle was not subject to a single charge by the National Labor Relations Board (“NLRB”) or any allegation that we violated any laws or regulations related to that organizing campaign or election. Since that election, Chipotle has engaged in good faith at the collective bargaining table with the Lansing, Michigan employees’ group to work towards a collective bargaining agreement.

Chipotle has created a culture of open communication and we place no restrictions on our employees’ ability to freely discuss their wages, benefits and terms and conditions of employment. We encourage our employees to bring their concerns to any trusted manager, a member of the People Experience team, a member of our Ethics & Compliance team or our Ethics Point Hotline, which is available 24 hours a day, seven days a week and can accept anonymous reports. We strongly believe that fostering open dialogue between our employees and their managers and support teams provides employees with the most direct and efficient means of resolving any concerns they may have.

Because we already are committed to complying with all laws related to freedom of association and collective bargaining, to respecting the fundamental human rights and dignity of all our employees and to creating an open and transparent culture for our employees, our Board does not believe that adoption of this proposal would be in the best interests of Chipotle or its shareholders.

Moreover, we take issue with some of the shareholder proponent’s statements, which are inaccurate. The shareholder proponent’s statement that the NLRB determined we violated federal labor law by closing our Maine restaurant is false – no determination to that effect was made and we closed our Maine restaurant due to insufficient staffing after a prolonged recruitment effort. Also, as noted above, Chipotle’s Code of Ethics, which applies to all employees and our Board, provides assurance to employees that we will comply with all laws relating to freedom of association and collective bargaining – there is no confusion within Chipotle on what legal or ethical standards apply to any given situation.

We have some of the best employees in the industry and it’s important to us to retain and develop them. We’ve taken steps to ensure that we achieve high employee satisfaction, and Chipotle has been recognized for that over the past two years by several organizations such as Forbes’ World’s Best Employers, America’s Best Employers for Diversity, America’s Best Employers; Fortune’s World’s Most Admired Companies; HRO Today’s Most Admired Employer Brand in Hospitality; Newsweek’s America’s Most Loved Workplaces; Fast Company’s Best Workplaces for Innovators and World’s Most Innovative Companies; Latino Leaders’ Best Places to Work for Latinos; Built In’s 100 Best Large Companies to work for in 2022; and Investor’s Business Daily’s 100 Best ESG Companies. Additionally, Chipotle received a top rating on The Human Rights Campaign’s Corporate Equality Index for Best Places to Work for LGBTQ and was acknowledged for participation in Bloomberg’s Gender Equality Index. We offer career advancement opportunities, competitive wages and industry-leading benefits, such as crew bonuses, free meals, educational assistance and debt free degrees, and formally engage with our employee base on a regular basis. In addition, in 2022 we promoted approximately 22,000 employees, and 90% of all restaurant management roles were internal promotions.

We are proud of our employees and the culture we have created together – by providing equity and inclusivity, development opportunities, strong support and monetary rewards, we believe we have created an environment where people can thrive and pursue their passion. The Board of Directors recommends a vote “AGAINST” this proposal because we do not believe it would enhance our existing employee engagement or commitment to protecting employee rights, and it would not create additional benefits to our employees or value for our shareholders.

Our Board of Directors recommends a vote AGAINST Proposal 6.

[7]	https://ir.chipotle.com/corporate-governance

2023 Proxy Statement 36

EXECUTIVE OFFICERS AND COMPENSATION

EXECUTIVE OFFICERS

In addition to Brian Niccol, our Chairman and Chief Executive Officer, whose biography is included in Proposal 1 under the heading “Information Regarding the Board of Directors,” our executive officers as of April 1, 2023, are as follows:

Scott Boatwright, 50, serves as Chief Restaurant Officer and has direct accountability for all restaurant operations and also oversees field-operations focused People Experience. Prior to joining Chipotle in May 2017, Mr. Boatwright spent 18 years with Arby’s Restaurant Group, a quick serve restaurant company, in various leadership positions, including for the last six years as the Senior Vice President of Operations, where he was responsible for the performance of over 1,700 Arby’s restaurants in numerous states. Mr. Boatwright holds an MBA from the J. Mack Robinson College of Business at Georgia State University.

Chris Brandt, 54, serves as Chief Marketing Officer and also oversees real estate and development. Prior to joining Chipotle in April 2018, Mr. Brandt was Executive Vice President and Chief Brand Officer of Bloomin’ Brands, Inc., a casual dining company, from May 2016 to December 2017; Chief Brand Officer/Chief Marketing Officer for Taco Bell, a subsidiary of Yum! Brands, Inc., a global restaurant company, from May 2013 to May 2016; and Senior Director and Vice President of Marketing for Taco Bell from November 2010 to May 2013. Mr. Brandt holds a Bachelor of Arts in Economics from University of California San Diego and an MBA from the Anderson School at UCLA.

Curt Garner, 53, has served as Chief Technology Officer since March 2017. Mr. Garner joined Chipotle in November 2015 as Chief Information Officer and has been instrumental in developing Chipotle’s digital platform and the integration of technology across the organization as well as ensuring data security. Prior to joining Chipotle, Mr. Garner worked for Starbucks Corporation, a global coffee roaster and retailer, for 17 years, most recently serving as Executive Vice President and Chief Information Officer. Mr. Garner has a Bachelor of Arts degree in Economics from The Ohio State University.

John R. (Jack) Hartung, 65, serves as our Chief Financial and Administrative Officer and has served as our Chief Financial Officer since 2002. In addition to having responsibility for all of our financial reporting, tax and investor relations functions, Mr. Hartung also oversees strategy, supply chain, People Experience for the restaurant support centers and safety & asset protection. He joined Chipotle after spending 18 years at McDonald’s Corp., a quick serve restaurant company, where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung serves on the Board of Directors of Honest Company, Inc. and Zocdoc, Inc. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Laurie Schalow, 55, serves as our Chief Corporate Affairs and Food Safety Officer. Prior to joining Chipotle in August 2017, Ms. Schalow served as Vice President of Public Affairs for Yum! Brands, a global restaurant company, overseeing Global Corporate Social Responsibility, Public Relations, Crisis Management, Social Listening and Community Diversity programs for the 44,000 KFC, Pizza Hut and Taco Bell restaurants in 140 countries. Ms. Schalow holds an MBA from Case Western Reserve and Wayne State University. She currently serves on the Board of Directors for the National Restaurant Association.

Roger Theodoredis, 64, has served as Chief Legal Officer and General Counsel since October 2018. Prior to joining Chipotle, Mr. Theodoredis was General Secretary of Danone North America, with responsibility for legal, public affairs, communications, scientific affairs and corporate security. He previously served as Executive Vice President, General Counsel and Corporate Secretary of The WhiteWave Foods Company, a food and beverage company, until its acquisition by Danone, S.A. in April 2017, having been appointed as General Counsel of WhiteWave Foods in 2005. Prior to joining WhiteWave Foods, Mr. Theodoredis served as Division General Counsel for Mead Johnson Nutritionals, a subsidiary of Bristol Myers Squibb, and in a number of legal roles for Chiquita Brands International. He holds a J.D. from Boston University School of Law.

2023 Proxy Statement 37

LETTER FROM THE COMPENSATION, PEOPLE AND CULTURE COMMITTEE OF OUR BOARD OF DIRECTORS

Dear Fellow Shareholders,

Despite facing one of the highest inflationary periods on record and an uncertain macroeconomic environment, we were one of the only restaurant companies that grew volumes and expanded margins in 2022. Our team posted outstanding results and continued to make progress towards the Company’s long-term goals. We believe our focus on recruiting and retaining great employees, consistently delivering delicious, fresh food, and adhering to high operational standards positioned Chipotle for success last year and in the future. Performance highlights from 2022 include:

◾	Total revenue increased 14.4% to $8.6 billion

◾	Comparable restaurant sales increased 8.0%

◾	In-restaurant sales increased 26.4%, while digital sales were over $3.0 billion and represented 39.4% of food and beverage revenue

◾	Operating margin was 13.4%, an increase from 10.7%

◾	Restaurant level operating margin was 23.9%, an increase of 130 basis points

◾	Diluted earnings per share was $32.04, a 39.9% increase from $22.90

◾	We opened 236 new restaurants, of which 202 included a “Chipotlane,” our digital order drive thru pickup lane

This past year we focused on remastering the basics, treasuring the guest and delivering an exceptional experience through great culinary and in restaurant execution, while also casting a vision for the future by investing in technology and innovation. We are proud of our financial performance in 2022 and our strategy for growth, as well as our ability to maintain cultural relevance among our employees and guests. Chipotle is a performance-driven company, and our 2022 financial results are reflected in the payouts under Chipotle’s 2022 annual incentive plan (“AIP”) and 2020 performance share unit (“PSU”) awards. We believe there is a strong connection between our financial results and shareholder returns and the corresponding robust goals that we set under our incentive plans, so high performance for one is high performance for all.

In the Compensation Discussion and Analysis section that follows, we provide further details about Chipotle’s compensation philosophy and decisions that this Committee believes clearly link executive pay delivery to performance, support continued growth and align the interests of our leaders with our employees, guests and shareholders.

Compensation, People and Culture Committee:

Patricia Fili-Krushel, Chair

Gregg Engles

Mauricio Gutierrez

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the objectives and principles underlying our executive compensation program, outlines the material elements of the compensation of our Chairman and Chief Executive Officer (“CEO”), Chief Financial and Administrative Officer (“CFAO”), our three next most highly compensated current executive officers for the year ended December 31, 2022 and one former executive officer (the “named executive officers” or “NEOs”), and explains the Compensation, People and Culture Committee’s decisions regarding the compensation of our NEOs for 2022. In addition, this CD&A is intended to put into perspective the tables and related narratives regarding the compensation of our NEOs that appear after the CD&A.

EXECUTIVE SUMMARY

Our 2022 NEOs and their titles are:

◾	Brian Niccol, Chairman and CEO

◾	Jack Hartung, CFAO

◾	Curt Garner, Chief Technology Officer

◾	Chris Brandt, Chief Marketing Officer

◾	Scott Boatwright, Chief Restaurant Officer

◾	Marissa Andrada, Former Chief Diversity, Inclusion and People Officer

2022 Performance Overview

We delivered strong performance in 2022 as we experienced in-restaurant dining return to pre-COVID levels while our digital sales held steady. Our focus for 2022 was to get back to the basics of running great restaurants and investing in automation to improve our employee and guest experience and further strengthen our industry leading food safety practices. We made strong progress on our strategic growth plan and we believe we are well positioned for continued success.

Shareholder Value Creation

+$15 billion	18%	$2.8 million
3-year market cap growth	3-year total shareholder return	Average Unit Volumes (AUVs) at year end

Financial Achievements

14.4%	8.0%	$32.04
2022 revenue growth year-over-year	Comparable restaurant sales growth	Diluted earnings per share, a 39.9% increase from 2021

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Strategic	Operational	ESG

◾  We launched the Cultivate Next Venture Fund through which we intend to make early-stage investments into strategically aligned companies that further our mission to Cultivate a Better World. In 2022, we invested in four companies.

◾  Continue to establish a pipeline of validated initiatives across organization and delivered high priority 2022 core technology projects including Canada Rewards, UK App and Website, and completed the roll out of digital make lines in Paris.

◾  Our Chipotle Rewards loyalty program increased membership by 20% to 31.6 million members; enhancements to the program, such as targeted offers, relevant content and gamified badging helped to drive frequency and transactions.

◾  Piloted automation initiatives to enhance employee and guest experiences, such as the contextual restaurant experience and Chippy, an AI kitchen assistant deployed to make chips.

◾  We opened 236 new restaurants, of which 202 included a “Chipotlane,” our digital order pick-up lane.

◾  In 2022, we had approximately 22,000 internal promotions, and 90% of all restaurant management roles were internal promotions including 100% of US Regional Vice President roles, 81% of Team Directors, and 74% of Field Leader positions.

◾  In 2022, we received external recognition for creating cultural equity for employees from Bloomberg (Gender Equality Index), Built In (100 Best Large Companies to Work for in 2022), Fast Company (World’s Most Innovative Companies and Best Workplaces for Innovators – Large Companies), Fortune (World’s Most Admired Companies), Human Rights Campaign Corporate Equality Index, Investor’s Business Daily (100 Best ESG Companies), Latino Leaders (Best Places to Work for Latinos) and Newsweek (America’s Most Loved Workplaces).

◾  Successfully launched three new limited time menu items – Plant-Based Chorizo, Pollo Asado and Garlic Guajillo Steak.

◾  Achieved 100% third-party American Humane Certification for poultry and sourced an additional 1.4 million pounds of local ingredients compared to 2021.

◾  In partnership with The Farmlink Project, which takes excess produce at farms and gives it to people in need, we provided $1.2 million to support donations of 36 million pounds of produce that otherwise might have been wasted to communities in need across the country.

◾  We reduced Scope 1 & Scope 2 GHG emissions by 13% below 2019 GHG emissions.

◾  We generated nearly $14 million in Round Up for Real Change donations for a variety of non-profits, including Kids in Need, Folds of Honor, The Trevor Project, Asian American & Pacific Islander Engagement Fund, American Red Cross, and Project 10X: LISC’s Initiative for Racial Equity.

2022 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach

68% shares	44% shares	13 Shareholders Engaged
Shareholders Contacted after the 2022 Annual Meeting	Shareholders that Engaged with Management	◾ 10 Repeat Engagements ◾ 3 New Engagements

Each year we carefully consider both the level of voting support from our shareholders on our say on pay advisory vote proposal, as well as feedback from shareholders, when evaluating our executive compensation program. At the 2022 Annual Meeting, over 96% of the votes cast supported our “say on pay” advisory vote proposal. As in prior years, in late 2022 and early 2023 we continued our active shareholder engagement program, discussing a variety of topics including compensation, corporate governance and environmental, social, and governance (“ESG”) matters with shareholders representing approximately 44% of our outstanding shares. Executive officers and other senior members of our People Experience, Legal/Corporate Secretary, Sustainability and Investor Relations teams participated in these meetings, as well as our Lead Independent Director as requested. Shareholders generally expressed support for our executive compensation program and were supportive of the meaningful refinements we made to the program in 2022 in response to shareholder feedback, including changing the ESG component of our Annual Incentive Plan (“AIP”) from qualitative to quantitative, eliminating certain executive perquisites, and changing the performance share unit (“PSU”) performance metric to a single, bottom line measure that does not overlap with the AIP metrics.

In evaluating our executive compensation programs and disclosures in and for 2023, the Compensation, People and Culture Committee and the full Board considered the 2022 say on pay results as well as common themes that emerged from our shareholder engagement meetings and determined that no refinements were needed to the executive compensation program. The Compensation, People and Culture Committee has taken all feedback from shareholders under advisement and will continue to

2023 Proxy Statement 40

solicit shareholder feedback, consider input from our independent compensation consultant and consider the outcomes of future “say on pay” advisory vote proposals when assessing our executive compensation program and policies and making compensation decisions regarding our executive officers.

Alignment of Executive Compensation with Shareholder Interests

What We Do	What We Don’t Do

    Conduct extensive shareholder engagement on executive compensation and ESG related matters. Carefully consider the annual “say on pay” vote result and solicit and respond to shareholder feedback.

    Employ an annual long-term incentive (LTI) plan based predominantly on performance-based equity awards that fully vest over a minimum of 36 months.

    Align our executive compensation with achieving meaningful financial, operational and individual goals that drive shareholder value.

    Design our executive compensation program to discourage excessive risk-taking, with design features including the incorporation of multiple incentive plan performance measures, robust executive stock ownership guidelines, long-term performance goals and minimum three-year periods for full vesting on annual LTI awards.

    Retain an independent compensation consultant who is engaged directly by the Compensation, People and Culture Committee to advise on executive compensation matters.

    Maintain a Clawback and Recoupment of Compensation Policy that allows the Board to seek reimbursement of incentive compensation paid or awarded to an executive officer if it was based on financial results that subsequently were restated, and to cause forfeiture of an executive officer’s compensation if they engaged in egregious conduct that is substantially detrimental to the company. Our Board will review and amend our current policy to conform to the SEC’s rules by the required compliance deadline.

    Allow executive officers and directors to hedge or pledge shares of Chipotle stock or hold Chipotle stock in margin accounts.

    Allow stock option or stock appreciation right repricing, reloads, exchanges or options granted below market value without shareholder approval.

    Provide single trigger acceleration of equity awards in connection with a change in control.

    Allow the Compensation, People and Culture Committee’s independent consultant to perform additional work for or on behalf of management.

EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

We strive to provide our executive officers with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation, People and Culture Committee believes our programs and policies should achieve the following specific objectives:

◾	Position our target total direct compensation (base salary, target annual incentive bonus opportunity and target LTI opportunity) at a level where we can successfully recruit and retain industry leading talent critical to shaping and executing our business strategy and creating long-term value for our shareholders.

◾	Align relative realized pay with relative performance versus peers by emphasizing long-term equity over short-term cash and performance-based compensation over time-vested compensation.

◾	Differentiate executive rewards based on actual performance.

◾	Align the interests of our executives and shareholders by rewarding the achievement of financial, operational, and strategic goals that we believe enhance long-term shareholder value.

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EXECUTIVE COMPENSATION PROGRAM COMPONENTS AND STRUCTURES

Our ongoing annual executive compensation program is comprised of three primary components:

Base Salary	Annual Incentive Plan	Equity Compensation

Purpose: Attract and retain executives and provide a fixed, compensation element.

Key features: Determined based on the position’s importance within Chipotle, the executive’s experience, and external market data.

Purpose: Incentivize achievement of annual financial, operating, ESG and individual goals.

Key features: Our 2022 AIP provides for variable cash payouts based on achievement against quantitative operating, financial performance and ESG goals approved by the Committee at the beginning of each year, as well as evaluations of performance against individual goals and objectives. Payouts may be reduced based on food safety performance.

Purpose: Align the incentives of our executive officers with shareholder interests and reward the creation of shareholder value.

Key features: LTI mix for 2022 was 60% PSUs with a three-year performance period, 20% seven-year stock only stock appreciation rights (“SOSARs”) that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, and 20% choice between SOSARs or RSUs that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date. For 2022, all executives elected to receive SOSARs, resulting in LTI value being granted 60% in PSUs and 40% in SOSARs.

MOST OF OUR EXECUTIVE COMPENSATION IS VARIABLE, AT-RISK PAY

Consistent with our performance-driven compensation philosophy, the Committee allocates a significant portion of our executive officers’ total compensation to variable, at-risk pay elements (performance-based AIP and LTI awards), as illustrated below. As an employee’s responsibilities and ability to affect our financial results increases, base salary becomes a smaller component of his or her total compensation. In 2022, variable, at-risk pay comprised 93% of our CEO’s compensation and 86% of our other NEO’s compensation.

(1)

Pie charts show 2022 total direct compensation, which consists of base salary, actual bonus payout, and LTI granted during fiscal 2022. Consistent with disclosure in the 2022 Summary Compensation Table, LTI awards are reported at grant date fair value (which, for PSUs, is based on the target number of shares subject to the award), and salary and incentive cash are reported based on the actual amounts earned with respect to fiscal 2022.

(2)	Chart excludes Marissa Andrada due to her mid-year departure.

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FACTORS IN SETTING EXECUTIVE OFFICER PAY

The Compensation, People and Culture Committee sets compensation for the executive officers annually after considering the following factors:

◾	Chipotle’s performance relative to goals approved by the Committee and strategic objectives set by the Board

◾	Each executive officer’s experience, knowledge, skills and personal contributions

◾	Levels of compensation for similar jobs at market reference points

◾	The business climate in the restaurant industry, general economic conditions and other market factors

◾	Compensation levels of Chipotle’s non-officer employees

With respect to the CEO, at the beginning of each year, the Committee reviews and approves the overall corporate objectives that apply to the AIP and LTI, and reviews and approves the CEO’s individual performance goals. After the end of the year, the Committee evaluates the CEO’s performance against those goals and makes determinations regarding the CEO’s compensation level based on its evaluation. The Committee also certifies the company’s achievement against the overall corporate objectives established for the year.

For other executive officers, the CEO makes recommendations to the Committee about their compensation after reviewing Chipotle’s overall performance, achievement by each executive officer of his or her individual performance goals and his or her personal contributions to the company’s success. The Committee is responsible for reviewing the CEO’s recommendations and setting and approving executive officer compensation.

As part of its review of executive compensation, the CEO and Committee review historical pay for each executive officer (including the CEO), as well as their accumulated equity, which are used as reference points to assist the Committee in understanding the overall compensation opportunity and realized pay provided to each executive officer.

At the same time that the Committee is considering executive officer compensation, it also reviews and approves key elements of the compensation plan for non-executive officers, including (i) the plan design for the AIP for all eligible employees, (ii) the LTI grant guidelines by employee level, which contains details on grant ranges, LTI vehicle mix and employee participation rates, and (iii) the total value of the share pools for the annual LTI grants to non-executive officer employees. The Committee also reviews, but does not approve, a summary of pay grades, salary ranges and target annual and equity incentive values for all non-executive officer employees.

The typical process is for the Committee to be presented with and to review the above information during one Committee meeting, and then formally approve compensation actions at the subsequent Committee meeting, which gives the Committee the opportunity to consider the totality of the Company’s compensation practices, request any additional information or seek clarifications, and discuss the proposed compensation plan before final approval.

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ROLES AND RESPONSIBILITIES OF THE COMMITTEE, COMPENSATION CONSULTANT AND THE CEO IN SETTING EXECUTIVE OFFICER COMPENSATION

Responsible Party	Role and Responsibilities
Compensation, People and Culture Committee The Committee is currently comprised of three independent directors and reports to the Board.

◾  Retains an independent consultant to assist it in evaluating compensation and fulfilling its obligations as set forth in its charter.

◾  Works with the CEO to set performance goals at the beginning of each year targeted to positively incentivize long-term shareholder value creation.

◾  Evaluates CEO performance in relation to those goals and Chipotle’s overall performance and sets the compensation for our CEO.

◾  Determines and approves compensation for our other executive officers.

◾  Reviews and approves overall compensation philosophy and strategy, as well as all compensation and benefits programs in which our executive officers participate.

◾  Approves applicable peer group and broader market data as reference points to help inform determination on NEO pay levels and program design.

◾  Conducts an annual assessment of potential compensation-related risks to Chipotle and oversees policies and practices to mitigate such risk, including performance-based incentive arrangements below the executive level.

◾  Engages with shareholders and other stakeholders as requested to receive input on executive compensation matters.

Independent Consultant to the Compensation, People and Culture Committee

The Committee retains an independent compensation consultant to provide advice on matters of governance and executive compensation.

◾  Provides advice and opinion on the appropriateness and competitiveness of our compensation program relative to market practice, our strategy and internal processes, and compensation-related risk mitigation.

◾  Provides advice regarding compensation decision-making governance.

◾  Provides market data, as requested.

◾  Performs functions at the direction of the Committee.

◾  Attends Committee meetings and consults on various compensation matters, as reflected in the Committee’s charter.

◾  Confers with the Committee at and between meetings and in executive session, and, at the direction of the Committee, select members of the company’s management team on defined compensation-related matters.

CEO

Makes recommendations for compensation of other executive officers and, with the support of other members of the management team, including the internal compensation and benefits team, all employees generally.

◾  Works with the other executive officers to recommend performance goals at the beginning of each year that are targeted to positively incentivize shareholder value creation, with all performance goals reviewed and approved by the Compensation, People and Culture Committee.

◾  Reviews performance of the other executive officers and makes recommendations to the Committee with respect to their compensation.

◾  Confers with the Committee concerning design and development of compensation and benefit plans for Chipotle executive officers and employees.

ROLE OF MARKET DATA AND OUR PEER GROUP

Market Data and Impact on 2022 Pay Levels

The Compensation, People and Culture Committee believes the investment community generally assesses our performance by reference to a peer group composed primarily of other companies in the restaurant industry and other high-growth hospitality and digitally enabled, customer-oriented companies. The Committee and management recognize that the talent pool for executives is broader than the restaurant industry and, for that reason, chose to include other non-restaurant consumer focused companies in our compensation peer group, although the majority of our compensation peers are in the restaurant and hospitality industries.

Each year, the Committee’s independent compensation consultant provides the Committee with pay data for executive officer roles and the incentive plan structures of the companies in our peer group, which the Committee considers in setting pay levels and determining pay design for executive officers. This peer group data is only one factor considered by the Committee in setting executive compensation each year.

2023 Proxy Statement 44

In setting 2022 pay levels, in addition to peer group data, the Committee also considered our progress on achieving our strategic objectives, current target compensation opportunities, internal equity, the value of outstanding equity awards and the overall design of our executive compensation program. We believe our executive compensation program has consistently demonstrated strong alignment with financial performance and shareholder value creation.

2022 Peer Group

In identifying companies for potential inclusion in the peer group, the Compensation, People and Culture Committee used the following criteria:

Category	Criteria
General	◾ Publicly traded (not a subsidiary) ◾ U.S. based (not a foreign issuer)
Industry / Business Focus	◾ Restaurants ◾ Other Consumer Discretionary: Apparel, Accessories & Luxury Goods, Hotel, Resorts & Cruise Line, Internet & Direct Marketing Retail, and Specialty Stores industries
Size	◾ Restaurants: 0.25x to 4.0x Chipotle revenue and 12-month average market cap ◾ Other Consumer Discretionary: 0.3 – 3.33x Chipotle revenue and 12-month average market cap
Other	◾ For Other Consumer Discretionary companies, a focus on technology-enabled consumer businesses and high growth companies

We include in our peer group both direct restaurant peers as well as non-restaurant companies that have some combination of high brand recognition, attractive growth opportunities, strong customer service and technology-enabled operations, which align with Chipotle’s continued focus on customer service and operational excellence. For 2022, the Committee determined to remove two companies (Royal Caribbean Cruises Ltd. and Vail Resorts, Inc.) due to lack of alignment on the size criteria, and replaced them with DoorDash, Inc. and Uber Technologies, Inc.

Chipotle’s revenues rank at the 42nd percentile of this peer group, and our market capitalization ranks at the 73rd percentile of this peer group (as of December 31, 2022), which confirmed for the Committee that this peer group is appropriate in generally reflecting comparable organizational size and related complexity.

Data provided by S&P Capital IQ; $ in millions

Company Name	Revenues(1)	Market Cap(2)
Darden Restaurants, Inc.	$10,322	$16,930
Domino’s Pizza, Inc.	$4,537	$12,604
DoorDash, Inc.	$6,583	$18,953
eBay Inc.	$9,795	$22,504
Expedia Group, Inc.	$11,667	$13,674
Hilton Worldwide Holdings, Inc.	$3,736	$34,175
Lululemon Athletica Inc.	$3,736	$40,853
McDonald’s Corporation	$23,183	$193,016
Restaurant Brands International Inc.	$6,505	$19,783
Starbucks Corporation	$32,250	$113,862
Uber Technologies, Inc.	$31,877	$49,322
Ulta Beauty, Inc.	$10,209	$23,867
Wayfair Inc.	$12,201	$3,523
YUM! Brands, Inc.	$6,842	$36,079
Peer Group Median	$10,002	$23,185
Chipotle Mexican Grill, Inc.	$8,635	$38,463
Percent Rank	42%	73%

(1)

Reflects revenue for each peer company’s most recent fiscal year end as of March 22, 2023, the date of this analysis. For Darden Restaurants, Lululemon, and Ulta Beauty, reflects trailing twelve months as reported by Standard & Poor’s on March 22, 2023, because these companies have not yet reported revenue for their respective fiscal years ending in 2023.

(2)	As of December 31, 2022.

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The Committee reviews the composition of the peer group periodically and adjusts the composition in response to changes in size, business operations and/or strategic focus, mergers and acquisitions, and companies becoming public. In September 2022, the Committee decided for purposes of 2023 compensation to remove Wayfair Inc. due to lack of alignment on the size criteria and to replace it with Airbnb and Booking Holdings.

2022 EXECUTIVE COMPENSATION PROGRAM

Base Salaries

We pay a base salary to our executive officers to compensate them for services rendered during the year and to provide them with a fixed level of income. The Committee reviews the executive officers’ base salaries at least annually and makes adjustments as it deems appropriate.

Our CEO makes recommendations to the Committee for base salaries of our executive officers (other than for himself). The Committee reviews and approves the CEO’s base salary and any changes each year. Adjustments to base salaries, if any, typically occur during the first quarter of each year. For 2022, after an extensive review of market data, the Committee approved salary increases for the NEOs, other than our CEO, to better align with competitive market levels and our desired compensation philosophy. The Committee provided the total increase in Brian Niccol’s 2022 compensation in the form of LTI in order to increase the percentage of his compensation that is directly aligned with shareholder interests and made no changes to his 2022 base salary or target AIP. Mr. Niccol’s base salary has not changed since 2020. The 2022 base salaries for our NEOs were as follows:

Executive Officer	Base Salaries(1)
	2022	2021	% Change
Brian Niccol	$1,250,000	$1,250,000	0%
Jack Hartung	$865,000	$850,000	2%
Curt Garner	$750,000	$725,000	3%
Chris Brandt	$695,000	$675,000	3%
Scott Boatwright	$565,000	$550,000	3%
Marissa Andrada	$550,000	$535,000	3%

(1)	2022 salaries were effective February 14, 2022 and therefore may not match the salary numbers in the 2022 Summary Compensation Table.

Annual Incentive Plan (AIP)

The AIP is our annual cash incentive program for certain bonus eligible employees, including our executive officers, and payout is based on the extent of our achievement against predetermined performance factors. The 2021 AIP had three performance factors: a company performance factor (“CPF”) weighted 70%; an individual performance factor (“IPF”) weighted 20%; and a qualitative ESG factor weighted 10%. For the 2022 AIP, we changed the qualitative ESG factor into a quantitative payout modifier that can increase or decrease the overall AIP payout by 15%, depending on the extent to which the quantitative targets are achieved. The ESG modifier remains aligned around the same three pillars – food & animals, people and environment – and a 5% weight is assigned to each pillar. As a result of changing the ESG component to a modifier, we adjusted the weightings of the two other performance factors to 75% for the CPF and 25% for the IPF. In addition, there is a cap on the maximum earnout for the IPF factor based on the level of CPF achievement to help ensure that individual achievement under the IPF is aligned with business and operating performance.

The total AIP payout remains subject to a food safety modifier that can reduce (but not increase) the bonus by as much as -20%. Chipotle is committed to food safety and strong food safety performance is an expectation, therefore our executive officers cannot earn a higher bonus for strong food safety performance.

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The graphic below illustrates the AIP calculation, including the weighting of the CPF and IPF factors and the ESG modifier, with a potential reduction under the food safety modifier:

Performance Metrics

Company Performance Factor (CPF)			ESG Modifier

40% Comparable Restaurant Sales	40% Restaurant Cash Flow Margin	20% Site Assessment Requests	Pillar 1: Food & Animals (5%)	Pillar 2: People (5%)	Pillar 3: Environment (5%)

Payout for the CPF and IPF and for total AIP can range from 0% up to a maximum of 275%. Any payout above 200% of the target level will be paid in the form of RSUs that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, subject to the executive officer’s continued service through the applicable vesting date.

Target Bonus Opportunities

Each executive officer’s target opportunity under the AIP is expressed as a percentage of base salary. For 2022, the Compensation, People and Culture Committee approved an increase in the target opportunity for each NEO other than the CEO to better align with competitive market levels and maintain our desired pay for performance compensation philosophy. The Committee provided the total increase in Brian Niccol’s 2022 compensation in the form of LTI in order to increase the percentage of his compensation that is directly aligned with shareholder interests and made no changes to his 2022 base salary or target AIP. Mr. Niccol’s AIP target has not changed since 2020.

NEO	AIP Targets (% of Base Salary)
	2022	2021	% Change
Brian Niccol	180%	180%	0%
Jack Hartung	110%	100%	10%
Curt Garner	100%	95%	5%
Chris Brandt	90%	85%	5%
Scott Boatwright	90%	85%	5%
Marissa Andrada	85%	80%	5%

Company Performance Factor (CPF)

For 2022, the Committee utilized the same CPF metrics and weightings as in 2021, which they believe are the financial and operational objectives that are critical to Chipotle’s continued growth and profitability: 40% comparable restaurant sales (“CRS”) growth, which is the change in sales year-over-year for restaurants open for at least 13 full calendar months at the end of 2022; 40% restaurant cash flow (“RCF”) margin %, which is cash flow generated at the restaurant level resulting from restaurant sales minus all costs incurred to run the restaurant divided by total restaurant sales; and 20% site assessment requests (“SARs”), which is a measure of our inventory for new restaurants over the next 12 – 18 months.

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Target goals in 2022 for the three financial objectives that comprise the CPF were approved by the Compensation, People and Culture Committee at the beginning of 2022. Achievement at the target level of each performance metric would yield a CPF of 100%, equating to payout at the target level. For achievement of the CPF above or below the target level, the payout is adjusted based on actual performance up to a maximum of 275% or down to 0%. For 2022, the RCF margin and SARs targets represent significant increases to both 2021 target and actual levels of achievement, illustrating our commitment to expanding our industry leading margins and growing our restaurant base. Since CRS is a comparative metric that looks at year over year sales growth, our 2021 target was set at an unusually high level to reflect the comparison to 2020 which was significantly impacted by COVID. So, while our 2022 CRS growth target was less than 2021 target and actual levels, it was above historical targets and actual levels and reflected higher absolute CRS dollars than in 2021 and was considered appropriately rigorous at the time the goals were set.

As shown in the chart below, in 2022 Chipotle’s performance was slightly below target on CRS, below threshold on RCF margin, and at maximum on SARs, which resulted in a CPF of 72%.

CPF Performance Goals
Metric	Weighting	Threshold Performance	Target Performance	Maximum Performance	2022 Actual Results
CRS	40%	6.8%	8.8%	12.8%	8.0%
RCF Margin %	40%	24.25%	25.0%	26.5%	23.9%
SARs	20%	340	370	400	420
				Total CPF	72%

Individual Performance Factor (IPF)

An executive’s AIP payout also depends on his or her achievement of individual performance goals. The Compensation, People and Culture Committee believes that our executives’ individual performance goals should support achievement of the company’s strategic objectives and be tied to their areas of responsibility. This allows AIP awards to be appropriately differentiated on the basis of individual performance and also aligns compensation with the achievement of non-financial, strategic and operational objectives.

The individual performance goals for the CEO are approved by the Committee, and the goals for other executive officers are approved by the Committee based on recommendations of the CEO. After the end of the year, the Committee evaluates the performance of the CEO against his goals and approves an IPF within the range of 0-275% depending on its evaluation. The CEO evaluates the performance of each of the other executive officers against their goals and provides an IPF recommendation for each executive officer to the Committee, which then approves an IPF of 0-275% for each executive officer.

In determining the IPF for the CEO and executive officers, the Committee considered the CEO’s individual accomplishments and the CEO considered each executive’s individual accomplishments that helped the company achieve significant progress on its long-term transformation and growth strategy, including making the Chipotle brand more visible, relevant and loved; utilizing a disciplined approach to creativity and innovation; leveraging digital capabilities to drive productivity and expand access, convenience and engagement; engaging with customers through our loyalty program; and running successful restaurants with a strong culture that provides great food with integrity while delivering exceptional in-restaurant and digital experiences.

As a result of this review, the Compensation, People and Culture Committee approved individual performance factors ranging from 110% - 120% of target for each NEO. Some of the key accomplishments achieved by our NEOs during 2022 that the Committee considered when determining the 2022 IPF are summarized below, including the IPF for each NEO:

Brian Niccol (IPF: 120%)

◾	Achieved total revenue of $8.6 billion, an 8% increase in CRS, and RCF of 23.9%, despite one of the highest inflationary periods on record in the U.S., a challenging labor market and macroeconomic uncertainty.

◾	Successfully launched new menu items Plant-Based Chorizo, Pollo Asado, Watermelon Limeade and Garlic Guajillo Steak via the stage gate process.

◾	Strategically expanded the business by opening 236 new restaurants in the U.S., two new markets in Canada and three new restaurants in Europe.

◾	Created and led a best-in-class culture and organization, with high levels of employee engagement and commitment to our organization and external recognition for creating cultural equity for employees from Bloomberg – Gender Equality Index, Built In – 100 Best Large Companies to Work for in 2022, and Newsweek – America’s Most Loved Workplaces, among others.

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Jack Hartung (IPF: 120%)

◾	Supported Chipotle’s continued focus on delivering financial performance, which resulted in margin expansion of 130 basis points and EPS growth of 39.9%.

◾	Minimized outages of critical ingredients, as well as undertook initiatives to better control our supply chain, including an innovative program to grow romaine lettuce to address supply gaps; trialed an alternative agriculture growing medium on cilantro; and participated in a joint venture to develop a farm fodder system.

◾	Achieved our goals for new restaurant openings, including opening 236 restaurants in the U.S., the most restaurants opened since 2016, including our first Net Zero prototype and 202 Chipotlanes, which brings total Chipotlanes to over 500; also exceeded our goal for site assessment requests (SARs) with 420 SARS (approx. 90% with Chipotlanes). We also opened seven new restaurants in Canada, including three with walk up windows, and opened three restaurants in Europe.

Curt Garner (IPF: 115%)

◾	Reduced fraud from over 1.5% of digital sales to under 40 basis points.

◾	Delivered 40 high priority technology projects in 2022, including launching Chipotle’s Rewards program in Canada, implementing the digital make line in Paris and developing digital crew tipping.

◾	Launched the Cultivate Next Venture Fund, which was formed to make up to $50 million in early-stage investments into strategically aligned companies that further Chipotle’s mission to Cultivate a Better World; invested in four companies including Meati, a plant-based meat alternative.

◾	Completed our three-year technology roadmap, which accelerated and amplified Chipotle’s position as a leading digital company by building and maintaining a best-in-class business process and digital platforms and leveraging technology to scale business processes.

Chris Brandt (IPF: 110%)

◾	Grew the Chipotle Rewards program to more than 31 million members (+5.5 million over 2021) and continued to drive more transactions from members versus non-members with loyalty promotions like “guac mode” which drove incremental transaction growth and generated ROI in excess of 200%.

◾	Generated nearly $19.0 million in fundraising sales at a community level and $4.0 million in Round Up donations for the year with a pipeline of non-profits including Kids in Need, Farmlink, Folds of Honor, National Young Farmers, and the Red Cross to support Ukraine.

◾	Executed a media plan that delivered a strong return, drove reach, and helped offset considerable negative pressure from macro-economic headwinds.

Scott Boatwright (IPF: 110%)

◾	Implemented new and consistent talent assessment and succession planning processes, which resulted in a restaurant internal promotion rate of 90% and approx. 22,000 promotions.

◾	Improved our percent of restaurants fully staffed and at model from 2021 while maintaining strong digital sales.

◾	Implemented Project Square One, focusing on being “brilliant at the basics” and reinforcing our commitment to our food and our people.

◾	Conducted an engagement survey with hourly employees, with results at, or above, global benchmarks related to engagement and employee connection with our purpose and values reinforcing our strong culture.

Marissa Andrada’s employment with Chipotle was involuntarily terminated in August 2022 and she did not receive an AIP payment for 2022. For the terms of her Separation and General Release Agreement, see “—Other Compensation-Related Policies – Severance Arrangements.”

Environmental, Social and Governance (ESG) Modifier

The ESG modifier is aligned around the three pillars of our ESG strategy and reporting – food & animals, people and environment. Each pillar has one metric with a quantitative target such that achievement against that target can result in an increase or decrease to overall AIP payout of 5%, for a total of 15% across the three pillars. For each metric, performance is evaluated on a quantitative basis as follows:

◾	Achievement above the target range: +5% modifier

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◾	Achievement within the target range: 0% modifier

◾	Achievement below the target range: -5% modifier

The table below illustrates each of the metrics, target ranges, and results for 2022. Based on the level of achievement against these quantitative targets, the ESG modifier increased the 2022 AIP payout by +10%.

Pillar	Metric	Target (0% modifier)	Achievement	Modifier
Food & Animals	Year-over-year increase in pounds of organic, transitional, and/or locally grown food (excludes rice and beans due to external crop factors)	57 million - 61 million pounds	58.37 million pounds	+0%
People	Increase diversity within the internal pipeline of candidates for all promotions into salaried Restaurant Support Center and Field positions	60% - 63%	63.6% diversity	+5%
Environment	Reduce Scope 1 and 2 Greenhouse Gas (GHG) Emissions by end of year 2022	4.5% - 5% reduction	~13% reduction, or 74,720 metric tonnes of emissions reduction (including through renewable energy credits)	+5%
			Total Modifier:	+10%

Food Safety Modifier

In determining whether to apply a negative food safety modifier for the CEO and executive officers, the Committee considered that the company improved on a number of food safety key performance indicators, successfully launched technology to automate the monitoring of key food safety measures, and made further enhancements to the company’s industry leading food safety practices. As a result, the Compensation, People and Culture Committee did not apply the food safety modifier to decrease the AIP payout for any executive officer.

2022 Bonus Payouts

The 2022 AIP payout for each NEO is set forth below.

	Target 2022 AIP Payout		Actual 2022 AIP Payout(1)
Name	% of Base Salary	Dollar Value	CPF	IPF	ESG Factor	Dollar Value	% of Target
Brian Niccol	180%	$2,250,000	72.0%	120.0%	10.0%	$2,115,000	94%
Jack Hartung	110%	$951,500	72.0%	120.0%	10.0%	$894,410	94%
Curt Garner	100%	$750,000	72.0%	115.0%	10.0%	$695,625	93%
Chris Brandt	90%	$625,500	72.0%	110.0%	10.0%	$572,333	92%
Scott Boatwright	90%	$508,500	72.0%	110.0%	10.0%	$465,278	92%
Marissa Andrada(2)	85%	$467,500	—	—	—	—	—

(1)

The food safety metric is only a negative modifier and can decrease payouts by as much as -20%. Based on our strong food safety performance in 2022, the Committee did not apply the negative modifier to reduce any payouts

(2)	Pursuant to our Separation and General Release Agreement with Ms. Andrada, she did not receive a payout under the 2022 AIP.

Fiscal 2022 Annual LTI Awards

Each year, the Committee reviews the LTI awards granted to our NEOs to evaluate whether they are properly aligned with the long-term growth of the company and shareholder interests. For 2022, the Committee maintained the same target LTI mix as the prior year of 60% PSUs, 20% SOSARs, and 20% individual choice between RSUs or SOSARs with an equivalent grant date fair

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value. The majority of the mix remains in PSUs and SOSARs because the Committee believes these vehicles are performance-based and reward management for delivering on key long-term financial performance goals and enhancing long-term shareholder value. Offering RSUs gives executive officers an opportunity to balance their overall LTI award with full value equity. For 2022, all NEOs elected to receive SOSARs in lieu of RSUs, resulting in a mix of 60% PSUs and 40% SOSARs.

In February 2022, the Committee decided to keep base salaries relatively flat and provide more significant increases in total compensation through performance-based vehicles, including the annual LTI grant. The Committee increased the target grant value for each NEO to be competitive with current market levels. The table below reflects the 2022 target grant value for each NEO, split 60% in PSUs and 40% in SOSARs. Further details of these annual grants are provided below and are disclosed in the “Grants of Plan-Based Awards in 2022” table. Ms. Andrada forfeited her 2022 LTI awards in connection with her involuntary termination of employment.

	Annual LTI Grant - Total Grant Date Fair Value
NEO	2022	2021	% Change
Brian Niccol	$13,500,000	$12,000,000	12.5%
Jack Hartung	$4,000,000	$3,500,000	14.3%
Curt Garner	$4,000,000	$3,500,000	14.3%
Chris Brandt	$3,700,000	$3,000,000	23.3%
Scott Boatwright	$3,700,000	$3,250,000	13.8%
Marissa Andrada	$2,500,000	$2,000,000	25.0%

2022 PSU Awards

In response to shareholders’ expressed preference for non-overlapping performance metrics in the AIP and in the LTI plan, in 2022 the Compensation, People and Culture Committee changed the performance metrics for the 2022 PSUs to a single, bottom-line metric of 3-Year Cumulative Restaurant Cash Flow (“RCF”) Dollars, measured from January 1, 2022 – December 31, 2024. RCF Dollars is calculated as the Company’s total revenue less restaurant operating costs (exclusive of depreciation and amortization). The Committee determined that RCF Dollars was the best measure for the 2022 PSU awards because it incentivizes the most important drivers of our business: top line growth at our existing restaurant base, restaurant level profitability and growing our restaurant base. The number of shares that can be earned under the PSU awards is determined by multiplying the target number of shares subject to the award by the payout percentage, as set forth in the table below:

3-Yr Cumulative RCF Dollars	Shares Earned as % of Target
$7,400	0%
$7,600	50%
$7,800	100%
$7,950	150%
$8,100	200%
$8,250	250%
$8,400	300%

No PSUs will be earned if the 3-year cumulative RCF Dollars are less than $7,400, which if achieved, would represent a significant expansion of restaurant level profitability from 2021 levels. The maximum payout under the PSUs is 300%. If the level of performance falls between the levels in the table, the payout percentage will be determined using linear interpolation. To help ensure that performance goals drive acceptable returns to shareholders, the 2022 PSUs contain a provision capping the payout at 100% of target if the company’s 3-year relative TSR is below the 25th percentile of the S&P 500 constituent companies.

2022 SOSARs

The NEOs received an annual grant of SOSARs on February 10, 2022. These SOSARs have an exercise price equal to the closing price on the grant date, vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, subject to continued employment, and have a 7-year term.

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EARNOUT OF 2020-22 PSU AWARDS

In 2020, we granted PSUs to our executive officers that were earned based on the company’s three-year CRS growth and three-year average RCF margin, measured from January 1, 2020 – December 31, 2022. The number of shares that could be earned under the award is determined by multiplying the target number of shares subject to the award by the payout percentage, as set forth in the table below:

3 Year Average RCF Margin	3 Year CRS Growth
	3.5%	4.0%	4.5%	5.0%	5.5%	6.0%	6.5%	7.0%
21.5%	0%	0%	50%	50%	75%	100%	125%	150%
22.0%	0%	25%	75%	75%	75%	125%	175%	200%
23.0%	25%	50%	75%	100%	125%	175%	225%	275%
24.0%	50%	75%	100%	150%	175%	250%	275%	300%
24.5%	75%	100%	125%	200%	225%	250%	300%	300%

In February 2023, the Committee evaluated the Company’s RCF and CRS performance against the goals for the two performance metrics and certified payout for the 2020-2022 PSUs at 170% of target based on 9.5% three year CRS growth and 21.7% three year average RCF margin for the performance period.

Benefits and Perquisites

In addition to the principal compensation elements described above, we provide our executive officers with access to the same benefits we provide all of our full-time employees and officers with limited perquisites and other personal benefits that we believe are reasonable and supported by market practice, personal safety and convenience that enhances productivity. In 2022, we ceased proving our executive officers with certain relocation benefits and commuting expenses, and company cars or allowances.

Executive officers on occasion have also used company-owned or chartered airplanes for personal trips. We generally require the executive officer to fully reimburse us for the incremental cost of personal trips, except where prohibited by applicable regulations; however, the Board has preapproved Mr. Niccol’s limited use of the company-owned airplanes for personal trips. The Lead Independent Director reviews Mr. Niccol’s personal use of the company-owned aircraft each quarter to assess whether it is consistent with the Board’s approval. Other NEOs also may use the company-owned aircraft for personal travel on occasion and with prior approval of our CEO, which trips most often involve traveling for personal reasons when the aircraft already is being flown for business. We believe that the perquisites we provide our executive officers are consistent with market practices and are reasonable and consistent with our compensation objectives.

We also administer a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We offer an employer match on a portion of the contributions made by the employees. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.

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OTHER COMPENSATION-RELATED POLICIES

Executive Stock Ownership Guidelines

Stock ownership guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our long-term shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program. The Committee believes that our stock ownership guidelines for our NEOs are robust and in the case of the CEO and CFAO among the highest requirements in our compensation peer group. The table below reflects our guidelines and compliance by our NEOs with the guidelines as of December 31, 2022.

Name(1)	Ownership Requirement (multiple of base salary)	In Compliance
Brian Niccol	7 times	✓
Jack Hartung	4 times	✓
Curt Garner	3 times	✓
Chris Brandt	3 times	✓
Scott Boatwright	3 times	✓

(1)

Ms. Andrada’s employment with Chipotle was involuntarily terminated in August 2022 in connection with the reorganization of the leadership team so she is no longer subject to the stock ownership requirements.

Compliance with the stock ownership requirements is evaluated each year on the last trading day of the calendar year using the average closing price of Chipotle’s common stock over the 30 trading days ending on and including the last trading day of the calendar year. Executive officers have five years to achieve the requisite ownership; however, if an executive officer is not on track to meet the applicable ownership requirement by the end of the third year, he or she (i) cannot sell shares of common stock owned outright, if any, and (ii) must retain at least 50% of the shares received upon the vesting of a RSU, PSU or other full-value equity award, and/or the exercise of an option or SOSAR, measured after withholding of shares by the company for the exercise price. The guidelines are reviewed for possible adjustment annually and may be adjusted by the Committee at any time. Shares underlying unvested restricted stock or RSUs count towards satisfaction of the guidelines, while shares underlying stock options and SOSARs (whether vested or unvested) and unearned performance shares and PSUs do not count. As of December 31, 2022, all of our continuing NEOs satisfied, exceeded or were on track to meet these requirements within the requisite time period.

Stock ownership guidelines applicable to non-employee members of our Board are described on page 18.

Clawback and Recoupment of Compensation Policy

Chipotle has a clawback policy that allows the Board to seek reimbursement of incentive compensation paid or awarded to an executive officer if the payment or award was predicated upon the achievement of certain financial results that subsequently were the subject of a restatement, and a lower payment or award would have been made to the executive officer based upon the restated financial results. The clawback applies if management misconduct or failure to manage caused or significantly contributed to the need for the restatement and covers incentive compensation paid or awarded during the three years prior to the restatement. In addition, the Board may require forfeiture of an executive officer’s compensation, both cash and equity, if the executive officer engaged in egregious conduct substantially detrimental to the company. In late 2022 the SEC adopted rules requiring the New York Stock Exchange to adopt listing standards, which are not yet effective, requiring companies to adopt and comply with a clawback policy containing certain mandated provisions. Our Board will review and amend our current clawback policy to conform to such listing standards by the compliance deadline.

Prohibition on Hedging and Pledging

To further align the interests of our executive officers with those of our shareholders, we prohibit our directors, executive officers and certain employees who have access to material, nonpublic information, from hedging any shares of Chipotle common stock, holding shares of Chipotle common stock in a margin account or otherwise pledging shares of Chipotle common stock as collateral for loans, and engaging in put options, call options, covered call options or other derivative securities in Chipotle common stock on an exchange or in any other organized market.

2023 Proxy Statement 53

Equity Grant Practices

Our current and historical practice is to grant LTI awards to senior management during periods when our trading window for insiders is open. Our annual grant date, which generally includes the annual grant of LTI awards to the NEOs and other executive officers, usually occurs within one week after we publicly announce our financial results for the fourth quarter and full fiscal year. The Compensation, People and Culture Committee approves all LTI awards to executive officers and has delegated authority to our CEO, CFAO and Vice President, RSC People Experience and Chief Diversity, Equity & Inclusion Officer to make grants of LTI awards, within specified parameters, to non-executive officer employees and to newly hired or newly promoted employees below the executive officer level, which also generally occur only during periods when our trading window for insiders is open.

Severance Arrangements

We do not have a formal severance plan for our employees and historically we generally have not entered into written employment agreements with any of our employees, including our executive officers. To potentially avoid the future need to negotiate the economic terms of an executive’s separation at the time of their departure, the Compensation, People and Culture Committee is exploring the adoption of a formalized market-based severance plan that would apply outside a change in control.

In connection with Brian Niccol’s hiring in 2018, we signed an offer letter providing that if his employment had been terminated prior to March 5, 2023 by us, other than for cause, or by Mr. Niccol with good reason, each as defined in the offer letter, he would have been entitled to severance payments equal to two-times the sum of his then current base salary plus his then current target annual bonus (or, if higher, his bonus payout for the immediately preceding fiscal year). The severance payments would have been made in equal installments over the 24 months after his termination. Chris Brandt joined us in April 2018, and his offer letter provided that if his employment was terminated by us, other than for cause, as defined in the offer letter, prior to March 9, 2023, he would have been entitled to a severance payment equal to the sum of his then current base salary plus his then current target annual bonus. The severance payments would have been made in equal installments over the 12 months after his termination. Both of these severance provisions have now lapsed.

Marissa Andrada’s employment with Chipotle was involuntarily terminated by the Company in August 2022 in connection with the reorganization of the leadership team and, in connection with her termination, we signed a Separation and General Release Agreement with her. Under the Agreement, Ms. Andrada relinquished all of her positions with Chipotle and we agreed to pay (i) all accrued and unpaid salary through the termination date, and (ii) cash severance of $1,526,250, which represents 1.5 times the sum of her base salary plus target annual bonus for 2022, to be paid in equal installments for 18 months after her termination. We also agreed to reimburse Ms. Andrada for the cost of COBRA premiums for up to 18 months. All of her outstanding LTI that was not scheduled to vest before March 31, 2023 was forfeited as of the Separation Date, while her outstanding LTI that was scheduled to vest between the Separation Date and March 31, 2023 continued to vest. Allowing for partial continued vesting of select outstanding LTI awards resulted in Chipotle recognizing an accounting charge of $6.86 million in 2022, which is reflected in the 2022 Summary Compensation Table on page 56 along with the grant date fair value of her 2022 LTI awards. Although the SEC rules require that we include the $6.86 million incremental accounting charge in the 2022 Summary Compensation Table, the net expense to Chipotle was only $1.52 million, as $5.34 million in equity expenses was reversed in connection with the forfeiture of all equity awards scheduled to vest after March 31, 2023. The payments and benefits to Ms. Andrada under the Agreement were subject to her executing a release and waiver of any legal claims, confidentiality, cooperation and non-disparagement provisions. In approving the separation benefits for Ms. Andrada, the Committee examined the practices of our peers and consulted with F.W. Cook, an independent executive compensation consulting firm retained by the Committee, which informed the offering.

Change in Control Severance Plan

We have a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control. We do not have a standard severance plan for our executive officers, and the Board determined that a CIC Plan would help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable in the event a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). See “Potential Payments Upon Termination or Change-In-Control – Change in Control Severance Plan” for more details.

Compensation Program Risk Assessment

F.W. Cook, an independent executive compensation consulting firm retained by the Compensation, People and Culture Committee, conducted a risk assessment of our compensation programs in March 2023 and concluded that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Chipotle. F.W. Cook’s assessment included a review of our pay and incentive plan structures, pay practices and policies and governance processes, the Compensation, People and Culture Committee’s oversight of such programs and heightened attention to the available recoupment policies in place to help mitigate risk.

2023 Proxy Statement 54

The risk assessment considered the following factors:

◾	Our executive compensation program is designed to encourage behaviors aligned with the long-term interests of shareholders, with a significant portion of executive compensation awarded in the form of long-term equity incentives.

◾	There is appropriate balance in the executive compensation program structure to mitigate compensation-related risk with fixed and variable pay; cash and equity; corporate and individual goals; formulas and discretion; and short-term and long-term measurement periods.

◾	We have policies to mitigate compensation risk including stock ownership guidelines, insider trading prohibitions, discretion to reduce payments, forfeiture provisions, independent Compensation, People and Culture Committee oversight, and a compensation recoupment and clawback policy.

◾	Compensation, People and Culture Committee oversight extends to incentive plans below the executive officer level, where no potential material compensation-related risk was identified.

In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the Compensation, People and Culture Committee also considers risks that may be inherent in such programs, policies and procedures. The Compensation, People and Culture Committee reviewed the assessment of the company’s 2023 compensation program and discussed the report with management and, based on its review, determined that any risks arising from the company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company.

COMPENSATION, PEOPLE AND CULTURE COMMITTEE REPORT

The Compensation, People and Culture Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and Chipotle’s Annual Report on Form 10-K for filing with the SEC.

Compensation, People and Culture Committee.

Patricia Fili-Krushel, Chairperson

Gregg Engles

Mauricio Gutierrez

2023 Proxy Statement 55

2022 COMPENSATION TABLES

2022 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian Niccol Chairman and Chief Executive Officer	2022	$1,250,000	$8,101,452	$5,400,343	$2,115,000	$319,359	$17,186,154
	2021	$1,250,000	$7,200,970	$4,800,102	$4,342,500	$287,008	$17,880,580
	2020	$1,242,307	$29,222,813	$4,000,219	$3,150,000	$420,529	$38,035,868
Jack Hartung Chief Financial and Administrative Officer	2022	$862,692	$2,400,138	$1,600,202	$894,410	$81,451	$5,838,893
	2021	$844,615	$2,100,961	$1,400,358	$1,598,000	$224,740	$6,168,673
	2020	$812,692	$15,733,267	$1,200,156	$1,035,559	$220,678	$19,002,352
Curt Garner Chief Technology Officer	2022	$746,154	$2,400,138	$1,600,202	$695,625	$78,086	$5,520,205
	2021	$717,308	$2,100,961	$1,400,358	$1,329,288	$156,797	$5,704,712
	2020	$666,538	$14,339,858	$1,200,156	$756,000	$195,108	$17,157,660
Chris Brandt Chief Marketing Officer	2022	$691,923	$2,220,246	$1,480,345	$572,333	$78,055	$5,042,902
	2021	$671,154	$1,800,612	$1,200,025	$1,107,338	$120,131	$4,899,260
	2020	$645,385	$8,469,023	$1,000,055	$695,500	$122,866	$10,932,829
Scott Boatwright Chief Restaurant Officer	2022	$562,692	$2,220,246	$1,480,345	$465,278	$52,515	$4,781,076
	2021	$546,154	$1,950,047	$1,300,388	$902,275	$140,151	$4,839,015
	2020	$517,307	$9,546,563	$1,100,217	$588,000	$159,772	$11,911,859
Marissa Andrada(5) Former Chief Diversity, Inclusion and People Officer	2022	$338,269	$7,206,968	$2,154,082	$—	$1,621,775	$11,321,094

(1)

Amounts under “Stock Awards” represent the grant date fair value under FASB Topic 718 of the grant of performance share units (PSUs), based on the probable achievement as of the date of grant. See Note 8 to our audited consolidated financial statements for the year ended December 31, 2022, which are included in our Annual Report on Form 10-K filed with the SEC on February 9, 2023 for descriptions of the methodologies and assumptions we use to value stock awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718. The annual 2022 PSU awards will not pay out unless and only to the extent that the company’s three-year cumulative restaurant cash flow dollars over the 2022 through 2024 performance period equal or exceed the predetermined threshold performance level. The PSU awards reflect an assumed target outcome of the performance conditions and do not reflect the value that ultimately may be realized by the executive officer. The aggregate grant date fair value of the 2022 PSU awards, assuming maximum performance, is $24.3 million for Mr. Niccol, $7.2 million for Messrs. Hartung and Garner, $6.7 million for Messrs. Brandt and Boatwright and $4.5 million for Ms. Andrada. For further discussion, see “Compensation Discussion and Analysis – 2022 Compensation Program.”

(2)

Amounts under “Option Awards” represent the grant date fair value under FASB Topic 718 of stock-only stock appreciation rights (SOSARs) awarded in 2022. See Note 8 to our audited consolidated financial statements for the year ended December 31, 2022, as referenced in footnote (1), for descriptions of the methodologies and assumptions we use to value SOSAR awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(3)	Amounts under “Non-Equity Incentive Plan Compensation” represent the amounts earned under the annual incentive plan (AIP) for the relevant year.

(4)	Amounts shown in the “All Other Compensation” column for 2022 consist of the following:

Name	Company Contributions to Retirement Plans(a)	Personal Aircraft Use(b)	Tax Payments(c)	Severance(d)	Other(e)	Total
Brian Niccol	$169,698	$124,353	$724	$0	$24,584	$319,359
Jack Hartung	$73,735	$0	$1,769	$0	$5,947	$81,451
Curt Garner	$59,532	$0	$1,207	$0	$17,347	$78,086
Chris Brandt	$64,724	$0	$367	$0	$12,964	$78,055
Scott Boatwright	$45,945	$0	$614	$0	$5,956	$52,515
Marissa Andrada	$46,885	$0	$375	$1,559,574	$14,941	$1,621,775

(a)

Consists of matching contributions made by the company to Chipotle’s 401(k) Plan and the Supplemental Deferred Investment Plan for the benefit of the executive. The Supplemental Deferred Investment Plan is a nonqualified deferred compensation arrangement for employees who earn compensation in excess of the maximum compensation that can be considered with respect to the 401(k) Plan, as set by the Internal Revenue Code. See “Non-Qualified Deferred Compensation for 2022” for more details on this plan.

(b)

Consists of the aggregate incremental costs of personal use by Mr. Niccol of company-owned aircraft, which was approved by our Board. The aggregate incremental costs include costs billed by the applicable third-party or, for company-owned aircraft, the hourly operating cost of the aircraft, consisting of fuel costs, and other operating costs such as crew expenses, catering and landing fees.

(c)

Consists of the company’s reimbursement of taxes payable by the executive in connection with use of a meal card to receive a set amount of free Chipotle meals each month, which meal card is provided broadly to all of the company’s corporate and field management employees. The meal card perquisite is not required to be included in the table above since it is available to a broad base of company employees, but the perquisite is taxable to all employees under Internal Revenue Service rules.

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(d)

Consists of severance payments and benefits paid to Ms. Andrada pursuant to her Separation and General Release Agreement, which equals $1,526,250 for 18 months of base salary plus target annual bonus, and $33,324 for 18 months of COBRA premiums. See “Compensation Discussion and Analysis – Other Compensation-Related Policies – Severance Arrangements.”

(e)

Includes costs of life insurance premiums and a gym allowance for all officers; financial and tax counseling services for Mr. Brandt; sporting event tickets for Messrs. Niccol and Garner and Ms. Andrada; and home security costs for Mr. Niccol.

(5)

For Ms. Andrada, the “Stock Awards” and “Option Awards” columns include (i) $2,500,691 in total grant date fair value of LTI awards ($1.0 million attributable to SOSARs and $1.5 million attributable to PSUs) granted in 2022 but that were forfeited as a result of her involuntary termination of employment, resulting in Ms. Andrada not receiving the shares covered by these LTI awards, and (ii) $6,860,359 in total grant date fair value of LTI awards ($5.71 million attributable to PSUs and $1.15 million attributable to SOSARs) that were granted in prior years but were treated as regranted for accounting purposes, at current market value, due to the Compensation, People and Culture Committee’s decision to allow continued vesting of these LTI awards for seven months post-termination. This latter amount represents the incremental fair value of the LTI awards that were allowed to continue vesting in connection with the executive’s separation from the company and does not reflect a new equity grant.

GRANTS OF PLAN-BASED AWARDS IN 2022

			Potential Future Payouts Under Non-Equity Incentive Plan Awards(1)			Potential Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Brian Niccol	AIP	—	$1,125,000	$2,250,000	$6,187,500
	PSUs(4)	2/10/22				0	5,134	15,402				$8,101,452
	SOSARs(5)	2/10/22								11,940	$1,578.00	$5,400,343
Jack Hartung	AIP	—	$475,750	$951,500	$2,616,625
	PSUs(4)	2/10/22				0	1,521	4,563				$2,400,138
	SOSARs(5)	2/10/22								3,538	$1,578.00	$1,600,202
Curt Garner	AIP	—	$375,000	$750,000	$2,062,500
	PSUs(4)	2/10/22				0	1,521	4,563				$2,400,138
	SOSARs(5)	2/10/22								3,538	$1,578.00	$1,600,202
Chris Brandt	AIP	—	$312,750	$625,500	$1,720,125
	PSUs(4)	2/10/22				0	1,407	4,221				$2,220,246
	SOSARs(5)	2/10/22								3,273	$1,578.00	$1,480,345
Scott Boatwright	AIP	—	$254,250	$508,500	$1,398,375
	PSUs(4)	2/10/22				0	1,407	4,221				$2,220,246
	SOSARs(5)	2/10/22								3,273	$1,578.00	$1,480,345
Marissa Andrada	AIP	—	$233,750	$467,500	$1,285,625
	PSUs(4)(6)	2/10/22				0	951	2,853				$1,500,678
	SOSARs(5)(6)	2/10/22								2,211	$1,578.00	$1,000,013
	SOSARs(7)	(7)								1,017	$1,479.55	$248,031
	SOSARs(7)	(7)								1,336	$857.00	$906,039
	RSUs(7)	(7)							447			$674,970
	RSUs(7)	(7)							1,545			$2,332,950
	PSUs(7)	(7)				0	1,051	3,153				$2,698,370

(1)

Each executive officer was entitled to a cash award to be paid under our 2014 Cash Incentive Plan. The “Threshold” column reflects amounts that would be paid under the AIP if each executive officer achieved the plan goals at the minimum level required to receive any payout. The “Target” column reflects amounts that would be paid under the AIP if the performance goals under the AIP were each achieved at 100%. The “Maximum” column reflects amounts that would be paid under the AIP if the performance goals under the AIP were achieved at the maximum level. Amounts in each column assume that the Compensation, People and Culture Committee does not utilize the food safety modifier to decrease the payout to any NEO by up to -20%. Ms. Andrada forfeited her 2022 AIP upon her separation from the Company. Actual AIP bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2022 Summary Compensation Table above. See “Compensation Discussion and Analysis – 2022 Compensation Program – Annual Incentive Plan” for further information regarding the AIP.

(2)

All equity awards are shown in shares of common stock and were granted under the Chipotle Mexican Grill, Inc. Amended and Restated 2011 Stock Incentive Plan. See “Terms of 2022 Annual Performance Share Unit Awards” and “Terms of 2022 Annual SOSAR Awards” below for a description of the vesting terms for the PSUs and SOSARs granted during 2022.

2023 Proxy Statement 57

(3)

See Note 8 to our audited consolidated financial statements for the year ended December 31, 2022, which are included in our Annual Report on Form 10-K filed with the SEC on February 9, 2023, for descriptions of the methodologies and assumptions we used to value equity awards pursuant to FASB Topic 718.

(4)	PSUs will vest to the extent that the company’s three-year cumulative RCF dollars over the 2022 through 2024 performance period equal or exceed the predetermined threshold performance level.

(5)	SOSAR awards vest 50% on the second anniversary and 50% on the third anniversary of the date of grant.

(6)

As a result of Ms. Andrada’s involuntary termination from Chipotle in August 2022, these unvested LTI awards were forfeited and cancelled on August 1, 2022; however, under the SEC’s disclosure rules, the $2,500,691 total grant date fair value of these forfeited LTI awards are included in the “Stock Awards” and “Option Awards” columns of the 2022 Summary Compensation Table above, even though Ms. Andrada did not receive the shares covered by these LTI awards.

(7)

In connection with Ms. Andrada’s involuntary termination from Chipotle in August 2022, the Compensation, People and Culture Committee agreed to allow her outstanding LTI awards to continue to vest in accordance with their terms through March 31, 2023. For accounting purposes, this post-termination extension of vesting was treated as a regrant of the extended LTI awards at fair value as of the date of the Committee’s decision. The incremental grant date fair value associated with the extensions was calculated based on the closing stock price of our common stock on July 27, 2022, the date the Committee approved the post-termination extension of vesting, of $1,510.00 per share. All LTI awards held by Ms. Andrada that were not scheduled to vest by March 31, 2023 were forfeited and cancelled as of her separation date.

TERMS OF 2022 ANNUAL PERFORMANCE SHARE UNIT AWARDS

Annual PSUs granted to the executive officers in 2022 will vest only if and to the extent that the company’s three-year cumulative restaurant cash flow (RCF) dollars over the 2022 through 2024 performance period equal or exceed the predetermined threshold performance level. The payout range for the PSUs is 0% to 300%, and none of the PSUs will vest if cumulative RCF dollars are less than $7.4 billion. If the cumulative RCF dollars falls between two stated performance levels in the performance goal table, the payout percentage will be determined using interpolation. Vesting and payout of each PSU is subject to the executive officer’s continued employment through the vesting date, subject to the potential pro-rata payout in the event of termination due to death, disability or a qualifying termination of employment following a change in control, and continued vesting upon retirement, and to potential accelerated vesting in the event of a change in control transaction in which the awards are not replaced.

TERMS OF 2022 ANNUAL SOSAR AWARDS

Each stock-only stock appreciation right (SOSAR) represents the right to receive shares of common stock in an amount equal to (i) the excess of the market price of the common stock at the time of exercise over the exercise price of the SOSAR, divided by (ii) the market price of the common stock at the time of exercise. The exercise price of the SOSARs is equal to the closing price of our common stock on the date of grant. The SOSARs have a seven year term and are subject to vesting in two equal amounts on the second and third anniversary of the grant date, subject to potential acceleration of vesting in the event of termination due to death, disability or a qualifying termination of employment following a change in control, and continued vesting upon retirement, and to potential accelerated vesting in the event of certain change in control transactions in which the awards are not replaced.

2023 Proxy Statement 58

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2022

Name	Option Awards(1)					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(2)
Brian Niccol	3/5/2018	14,694	—	$400.20	3/5/2025	—		—	—	—
	2/8/2019	15,823	—	$582.77	2/8/2026	4,632	(4)	$6,426,854	—	—
	2/6/2020	8,906	8,906	$857.00	2/6/2027	—		—	11,903	$16,515,293
	2/4/2021	—	12,196	$1,479.55	2/4/2028	—		—	14,601	$20,258,741
	2/10/2022	—	11,940	$1,578.00	2/10/2029	—		—	5,134	$7,123,374
Jack Hartung	2/8/2019	6,782	—	$582.77	2/8/2026	3,090	(4)	$4,287,344	—	—
	2/6/2020	2,672	2,672	$857.00	2/6/2027	—		—	3,571	$4,954,727
	2/4/2021	—	3,558	$1,479.55	2/4/2028	—		—	4,260	$5,910,707
	2/10/2022	—	3,538	$1,578.00	2/10/2029	—		—	1,521	$2,110,372
Curt Garner	2/8/2019	6,782	—	$582.77	2/8/2026	3,090	(4)	$4,287,344	—	—
	3/29/2018	6,634	—	$355.42	3/29/2025	—		—	—	—
	2/6/2020	2,672	2,672	$857.00	2/6/2027	—		—	3,571	$4,954,727
	2/4/2021	—	3,558	$1,479.55	2/4/2028	—		—	4,260	$5,910,707
	2/10/2022	—	3,538	$1,578.00	2/10/2029	—		—	1,521	$2,110,372
Chris Brandt	3/29/2018	783	—	$403.89	3/29/2025	—		—	—	—
	2/8/2019	4,521	—	$582.77	2/8/2026	3,090	(4)	$4,287,344	—	—
	2/6/2020	2,227	2,226	$857.00	2/6/2027	—		—	2,976	$4,129,170
	2/4/2021	—	3,049	$1,479.55	2/4/2028	—		—	3,651	$5,065,726
	2/10/2022	—	3,273	$1,578.00	2/10/2029	—		—	1,407	$1,952,198
Scott Boatwright	2/6/2020	—	2,449	$857.00	2/6/2027	3,090	(4)	$4,287,344	3,274	$4,542,642
	2/4/2021	—	3,304	$1,479.55	2/4/2028	—		—	3,954	$5,486,135
	2/10/2022	—	3,273	$1,578.00	2/10/2029	—		—	1,407	$1,952,198
Marissa Andrada	2/6/2020	—	1,336	$857.00	5/7/2023	1,545	(4)	$2,143,672	1,786	$2,478,057
	2/4/2021	—	1,017	$1,479.55	5/5/2023	—		—	—	—

(1)	Unless otherwise indicated, SOSARs vest ratably on the second and third anniversary of the grant date.

(2)	Calculated based on the closing stock price of our common stock on December 30, 2022 of $1,387.49 per share.

(3)

Unless otherwise indicated, PSUs vest if and to the extent that the performance targets are met at the end of the three-year performance period. For the 2020 PSUs, which vested on February 15, 2023, the number of shares in the table reflect shares earned based on actual achievement of the performance objectives. For the 2021 PSUs, which are scheduled to vest on February 15, 2024, the number of shares in the table reflect payout at maximum achievement level since performance through the completed years of the performance period exceeded target levels. For the 2022 PSUs, which are scheduled to vest on February 15, 2025, the number of shares in the table reflect payout at target achievement level since performance through the completed years of the performance period exceeded threshold levels. Actual achievement of the performance objectives for the 2021 PSUs and 2022 PSUs may vary from the achievement reflected in the table based on company performance over the remainder of the performance period.

(4)

Represents shares earned under the 2019 Transformation PSUs based on achievement of performance targets but that are subject to additional time vesting restrictions. These remaining 2019 Transformation PSUs vested in February 2023.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)(1)	Value Realized on Exercise($)(2)	Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(3)
Brian Niccol	—	—	27,212	$41,883,998
Jack Hartung	—	—	13,319	$20,259,262
Curt Garner	—	—	12,997	$19,825,782
Chris Brandt	1,000	$1,102,151	9,030	$13,782,627
Scott Boatwright	5,275	$5,357,959	10,581	$16,221,359
Marissa Andrada	4,727	$4,245,178	5,941	$9,162,510

(1)	Reflects the number of shares of Chipotle common stock acquired on exercise of SOSARs or the vesting of RSUs and PSUs.

(2)	Equals the number of underlying shares exercised multiplied by the difference between the market value of the shares of common stock acquired and the exercise price of the SOSARs.

(3)	Equals the closing price the Chipotle’s common stock on the vesting date multiplied by the number of shares vested.

2023 Proxy Statement 59

NON-QUALIFIED DEFERRED COMPENSATION FOR 2022

The Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan permits eligible management employees, including our executive officers, to make contributions to deferral accounts once the employee has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1% to 50% of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1% to 100% of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100% on the first 3% of compensation contributed and 50% on the next 2% of compensation contributed. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution, fluctuate in value based on the investment choices selected by the participant (which consist of a variety of mutual funds and may be changed by the participant at any time) and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to their accounts in either (i) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (ii) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of a participant’s deferral account are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are our unsecured general obligations to pay the value of the accounts to the participants at times determined under the plan.

The table below presents contributions by each executive officer, and our matching contributions, to the Supplemental Deferred Investment Plan during 2022, as well as each executive officer’s earnings under and distributions from the plan and ending balances in the plan on December 31, 2022.

Name	Executive Contributions In Last FY($)(1)	Registrant Contributions In Last FY($)(2)	Aggregate Earnings In Last FY($)(3)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(4)
Brian Niccol	$277,221	$158,099	($88,397)	($1,140,750)	$726,239
Jack Hartung	$568,257	$61,535	$64,062	$0	$9,592,952
Curt Garner	$542,158	$47,332	($352,247)	$0	$1,911,767
Chris Brandt	$163,949	$52,524	($113,126)	($112,985)	$594,636
Scott Boatwright	$270,480	$33,766	($47,736)	$0	$577,562
Marissa Andrada	$272,680	$35,799	($149,820)	$0	$927,145

(1)	These amounts are reported in the 2022 Summary Compensation Table in each executive’s “Salary” for 2022.

(2)	These amounts are reported in the 2022 Summary Compensation Table in each executive’s “All Other Compensation” for 2022.

(3)	These amounts are not reported as compensation in the 2022 Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(4)

These amounts include amounts previously reported in the Summary Compensation Table for years prior to 2022 as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” (excluding for purposes of this footnote any investment losses on balances in the plan and any withdrawals/distributions), in the following aggregate amounts: Mr. Niccol ($525,936); Mr. Hartung ($5,909,327); Mr. Garner ($165,167); Mr. Brandt ($132,467); Mr. Boatwright ($75,774); and Ms. Andrada ($0).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Agreement with Our Chief Executive Officer

On March 5, 2018, Brian Niccol was appointed CEO of Chipotle. In connection with his hiring, we signed an offer letter with Mr. Niccol providing for severance benefits if his employment is terminated by Chipotle without cause, or by Mr. Niccol with good reason, prior to the fifth anniversary of his hire date, which was March 5, 2023. In such event, Mr. Niccol would have been entitled to a severance payment of two times the sum of his annual base salary and target annual bonus opportunity (or, if higher, the amount of the annual bonus paid to him for the fiscal year immediately preceding the fiscal year in which such termination of employment occurs).

Under the offer letter, Mr. Niccol has agreed that while he is employed by Chipotle and for a period of (i) one year thereafter, he will not engage in a business competitive with Chipotle, and (ii) two years thereafter, he will not (a) solicit or hire Chipotle’s employees, or (b) induce any of Chipotle’s suppliers, licensees, or other business relations to cease doing business with Chipotle or interfere with the relationship between any such supplier, licensee, or other business relation and Chipotle. The offer letter also includes customary confidentiality and mutual non-disparagement provisions.

2023 Proxy Statement 60

Severance Arrangements

We do not have a formal severance plan for our employees and, historically, we generally have not entered into written employment agreements with any of our employees, including our executive officers. In addition, payouts under the AIP are conditioned on the employee being employed as of the payout date. However, when Mr. Brandt joined us in April 2018, we agreed that if his employment was terminated prior to March 9, 2023 by the Company, other than for cause, or by Mr. Brandt with good reason, he would have been entitled to severance payments equal to the sum of his then current base salary plus his then current target bonus opportunity.

Marissa Andrada’s employment with Chipotle was involuntarily terminated by the Company in August 2022 in connection with the reorganization of the leadership team and, in connection with her termination, we signed a Separation and General Release Agreement with her. Under the Agreement, Ms. Andrada relinquished all of her positions with Chipotle and we agreed to pay (i) all accrued and unpaid salary through the termination date, (ii) cash severance of $1,526,250, which represents 1.5 times the sum of her base salary plus target annual bonus for 2022, to be paid in equal installments for 18 months after her termination. In addition, we agreed to reimburse Ms. Andrada $33,324 for the cost of COBRA premiums for up to 18 months. We also agreed that her LTI awards outstanding on her termination date would continue to vest in accordance with their terms through March 31, 2023, which resulted in Chipotle recognizing an accounting charge of $6,860,359 in 2022. The Agreement also contains a customary release and waiver of any legal claims, confidentiality, cooperation and non-disparagement provisions.

Change in Control Severance Plan

We maintain a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control. The Board believes that the CIC Plan would help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable if both a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). Under the plan, each named executive officer would be eligible to receive a (i) lump sum cash payment equal to two times his annual base salary plus target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, and (ii) cash amount equal to the employer portion of the cost of medical insurance coverage for two years after termination. In addition, all unvested LTI held by the named executive officer at the time of termination would vest in full, with PSUs vesting at the greater of (a) target or (b) actual performance, as determined based on the company’s performance through the date of the change in control. The plan does not provide for any tax gross ups and executives are entitled to the best after tax result of either having payments reduced so as not to trigger excise taxes or receiving full payments and paying excise taxes. As a condition to receipt of any benefits under the plan, the executive officer would be required to sign a release of claims against the company and be subject to customary restrictive covenants.

Equity Awards

The terms of some equity-based award agreements, including awards granted to our executive officers, provide for post-employment benefits in certain circumstances.

Performance Share Units. The award agreement for the annual PSU grant provides that if the holder’s employment terminates due to death, disability or retirement, the PSUs will vest on a pro-rata basis, based on the portion of the performance period during which the holder was employed by the company, and will be settled at the same time the PSUs are settled with respect to other PSU holders. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs, the PSUs will immediately vest at the greater of target or actual performance through the date the change in control is completed; provided that, in lieu of immediate vesting, the Compensation, People and Culture Committee may approve the replacement of the company’s PSUs with a comparable performance share unit issued by the company’s successor and the awards will vest if there is a qualifying termination of employment by the company’s successor without cause or by the executive officer for good reason.

Stock Appreciation Rights. The award agreement for the annual SOSAR grant provides that if the holder’s employment terminates due to death or disability, any unvested SOSARs as of the termination date will immediately vest and will remain exercisable until the third anniversary of the termination date. If the holder’s employment terminates due to retirement, any unvested SOSARs will continue to vest on the regularly scheduled vesting date as if the holder remained employed by the company, and the SOSARs will be exercisable until the third anniversary of the termination date, in the case of any SOSARs that were vested as of the termination date, and the third anniversary of the applicable vesting date, in the case of any SOSARs that were unvested as of the termination date. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs that results in our common stock being removed from listing on a national securities exchange, the Compensation, People and Culture Committee is required to arrange for the substitution for any unvested SOSARs with the grant of a replacement award that provides the holder with substantially the same economic value and benefits and that vest on the earlier of the date the SOSARs would otherwise have vested under the terms of this SOSAR Agreement and the third anniversary of the grant date, provided that the SOSARs will vest if there is a qualifying termination of employment by the company’s successor without cause or by the executive officer for good reason.

2023 Proxy Statement 61

The following table presents the potential estimated payments to each named executive officer if he were terminated as a result of the indicated triggering event as of December 30, 2022, the last business day of the fiscal year. The table does not include amounts that we would need to pay regardless of the occurrence of the indicated triggering event, such as accumulated balances in retirement plans. In calculating the amounts reflected in the table, we assumed the following:

◾	each triggering event occurred on December 30, 2022, the last trading day of fiscal 2022, and the price of our common stock was $1,387.49 per share, the closing price of Chipotle common stock on December 30, 2022;

◾	the executive earned a payout under the 2022 AIP equal to the actual payout amount for 2022, since he was employed by the company through the end of the year; and

◾	with respect to equity awards, “Annual Equity Grants” reflect actual projected performance for PSUs as of December 31, 2022, which equal (i) for the 2020 PSUs, payout at 170%; (ii) for the 2021 PSUs, payout at 268%; and (iii) for the 2022 PSUs, payout at target since this is higher than actual projected payout. For further discussion, see “Compensation Discussion and Analysis – 2022 Compensation Program – 2022 PSU Awards.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Officer	Termination Without Cause or by Executive for Good Reason	Change in Control (Double Trigger)(1)	Retirement(2)	Death or Disability
Brian Niccol
Salary(3)	$2,500,000	$2,500,000	$0	$0
Bonus(3)	$4,500,000	$6,615,000	$0	$0
One-time Equity Grants(4)	$0	$6,426,854	$0	$6,255,295
Annual Equity Grants	$0	$46,461,575	$0	$42,045,083
Benefits	$0	$23,099	$0	$0
Jack Hartung
Salary	$0	$1,730,000	$0	$0
Bonus	$0	$2,797,410	$0	$0
One-time Equity Grants(4)	$0	$4,287,344	$4,172,898	$4,172,898
Annual Equity Grants	$0	$13,763,772	$12,365,260	$12,455,341
Benefits	$0	$15,601	$0	$0
Curt Garner
Salary	$0	$1,500,000	$0	$0
Bonus	$0	$2,195,625	$0	$0
One-time Equity Grants(4)	$0	$4,287,344	$0	$4,172,898
Annual Equity Grants	$0	$13,763,772	$0	$12,455,341
Benefits	$0	$23,099	$0	$0
Chris Brandt
Salary(5)	$695,000	$1,390,000	$0	$0
Bonus(5)	$625,500	$1,823,333	$0	$0
One-time Equity Grants(4)	$0	$4,287,344	$0	$4,172,898
Annual Equity Grants	$0	$11,789,123	$0	$10,578,760
Benefits	$0	$23,099	$0	$0
Scott Boatwright
Salary	$0	$1,130,000	$0	$0
Bonus	$0	$1,482,278	$0	$0
One-time Equity Grants(4)	$0	$4,287,344	$0	$4,172,898
Annual Equity Grants	$0	$12,695,236	$0	$11,484,873
Benefits	$0	$22,781	$0	$0

(1)

Reflects amounts the executive may receive if both a change in control of Chipotle occurs and the executive’s employment is terminated (other than for cause or by the executive for good reason). If a successor company does not grant the executive comparable equity awards in replacement of the outstanding Chipotle awards, the awards will vest upon a change in control.

(2)

Retirement is defined as the executive having achieved a combined age and years of service equal to at least 70. Mr. Hartung is the only executive who is eligible for retirement treatment as of December 31, 2022.

(3)

Mr. Niccol’s offer letter provided that if his employment was terminated prior to March 5, 2023 by Chipotle without cause, or by him with good reason, he would be entitled to severance payments equal to two times the sum of his base salary plus his target bonus opportunity (or, if higher, his bonus payout for the immediately preceding fiscal year). These terms of his offer letter, which were applicable on December 31, 2022, have now lapsed.

2023 Proxy Statement 62

(4)

Represents shares earned under the 2019 Transformation PSUs based on achievement of performance targets but that are subject to additional time vesting restrictions that lapsed in 2023. The value is calculated based on the closing stock price of Chipotle common stock on December 30, 2022 of $1,387.49 per share.

(5)

Mr. Brandt’s offer letter provided that if his employment was terminated prior to March 9, 2023 by Chipotle without cause, or by him with good reason, Mr. Brandt would be entitled to severance payments equal to the sum of his base salary plus his target bonus opportunity. These terms of his offer letter, which were applicable on December 31, 2022, have now lapsed.

CEO PAY RATIO

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, U.S. publicly traded companies are required to disclose the ratio of their CEO’s annual total compensation to the median of the annual total compensation of all employees of the company other than the CEO. The rule requires that our median employee be selected from all employees, including full-time, part-time, seasonal and temporary employees.

The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. For example, Chipotle employs approximately 105,000 people around the world, and approximately 98,000 are hourly restaurant crew employees working in our nearly 3,200 restaurants.

We calculated our CEO to median employee pay ratio in accordance with the Dodd-Frank Act and Item 402(u) of the SEC’s Regulation S-K, to arrive at a reasonable estimate calculated in accordance with SEC regulations. We identified our median employee by using total 2022 compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2022 and we annualized the compensation of all full- and part-time employees who joined Chipotle mid-year during 2022. The pay ratio disclosure rules permit companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. Applying this de minimis exemption, we excluded 1,102 employees in Canada, 273 employees in the United Kingdom, 163 employees in France and 46 employees in Germany from the calculations of our median employee. To arrive at a consistently applied compensation measure, we excluded from total 2022 compensation certain unusual or non-recurring items not available to all employees generally. This resulted in identification of a median employee with annual total compensation for 2022 of $16,010, which is the compensation for an hourly part-time employee who works roughly 24 hours per week at one of our restaurants in Florida and is calculated in accordance with the Summary Compensation Table rules. The compensation of our median employee is not necessarily representative of the compensation of other restaurant employees or of our overall compensation practices.

Based on an annual total compensation of our median employee for 2022 of $16,010, and the annual total compensation of $17.19 million for Brian Niccol, our CEO, as reported in the 2022 Summary Compensation Table, the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation is 1,073 to 1. One of the most significant factors that differentiates us from other restaurant companies is that we own all of our restaurants (i.e., none of our restaurants are franchised), so all of the over 98,000 persons working in our restaurants are employees included in our calculation. This impacts the comparability of our CEO pay ratio to the ratio of many other restaurant or retail companies that operate under a franchise model (and that do not employ all of the hourly restaurant or retail crew employees).

2023 Proxy Statement 63

PAY VERSUS PERFORMANCE TABLE

As described in “Compensation Discussion and Analysis,” our Compensation, People and Culture Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of financial, operational and strategic goals that we believe enhance long-term sh arehold
er value. Th
e ta
ble below sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2022, 2021 and 2020:

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO (a)	Compensation Actually Paid to CEO (b)	Average Summary Compensation Table total for Non-CEO NEOs (c)	Average Compensation Actually Paid to Non-CEO NEOs (d)	CMG Total Shareholder Return (e)	Peer Group Total Shareholder Return (f)	Net Income ($millions) (g)	Company Selected Measure (CSM) - RCF Dollars ($millions) (h)
2022	$17,186,153	($16,848,694)	$6,500,834	($6,223,351)	$166	$126	$899	$2,062
2021	$17,880,580	$66,215,877	$5,402,915	$22,935,919	$209	$139	$653	$1,707
2020	$38,035,868	$95,328,425	$14,751,175	$30,272,465	$166	$115	$356	$1,041
Column (a)
. Reflects compensation amounts reported in the Summary Compensation Table for our CEO, Brian Niccol, for the respective years shown.
Column (b)
. Reflects the respective amounts set forth in column (a) of the ta ble
above, ad
jus
ted as set forth in the table below, as determined in accordance with SEC rules and computed in accordance with the methodology used for financial reporting purposes. The dollar amounts reflected in column (b) of the table above do not reflect the actual amount of c om
pensation earned, realized, or received by the CEO during the applicable year, with a significant portion of the value subject to forfeiture in the event that the underlying vesting conditions with respect to the equity awards are not achieved. For information regarding the decisions made by our C om
pensation, People and Culture Committee in regard to the CEO’s compensation for each fiscal year, see “Compensation Discussion and Analysis” and the tables and narrative explanations reporting pay for the fiscal years covered in the table above.

Year	Summary Compensation Table Total for CEO	Less: Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards From Prior Years	Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Compensation Actually Paid to CEO
2022	$17,186,153	$13,501,795	$7,812,978	($17,794,792)	($10,551,238)	$0	($16,848,694)
2021	$17,880,580	$12,001,072	$29,796,775	$29,160,321	$1,379,272	$0	$66,215,877
2020	$38,035,868	$33,223,032	$45,251,258	$54,892,816	($9,628,485)	$0	$95,328,425
Column (c)
. The following non-CEO NEOs are included in the average amounts shown:
2020: Jack Hartung, Curt Garner, Christopher Brandt and Scott Boatwright
2021: Jack Hartung, Curt Garner, Christopher Brandt and Scott Boatwright
2022: Jack Hartung, Curt Garner, Christopher Brandt, Scott Boatwright and Marissa Andrada

2023 Proxy Statement 64

Column (d)
. Reflects the respective amounts set forth in column (c) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules and computed in accordance with the methodology used for financial reporting purposes. The dollar amounts reflected in column (d) of the table above do not reflect the actual amount of compensation earned, realized, or received by the non-CEO NEOs during the applicable year, with a significant portion of the value subject to forfeiture in the event that the underlying vesting conditions with respect to the equity awards are not achieved. For information regarding the decisions made by our Compe nsat
ion, People and Culture Committee in regard to the non-CEO NEOs’ compensation for each fiscal year, see “Compensation Discussion and Analysis” and the tables and narrative explanations reporting pay for the fiscal years covered in the table above.

Year	Summary Compensation Table Total for Non-CEO NEOs	Less: Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Change in Fair Value of Outstanding Unvested Stock and Option From Prior Years	Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Compensation Actually Paid to Non-CEO NEOs
2022	$6,500,834	$4,952,583	$2,987,539	($4,482,629)	($3,707,258)	$2,569,255	($6,223,351)
2021	$5,402,915	$3,313,428	$8,226,718	$10,490,185	$2,129,529	$0	$22,935,919
2020	$14,751,175	$13,147,324	$16,396,916	$13,279,493	($1,007,795)	$0	$30,272,465
Column (e)
. For the relevant fiscal year, represents the cumulative total shareholder return (“TSR”) of Chipotle through December 31 of the applicable fiscal year, assuming $100 was invested on December 31, 2019.
Column (f)
. For the relevant fiscal year, represents the cumulative TSR of the S&P 500 Restaurants Index (Peer Group TSR) through December 31 of the applicable fiscal year, assuming $100 was invested on December 31, 2019 and reinvestment of dividends.
Column (g)
. Reflects net income in Chipotle’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the years ended December 31, 2022, 2021 and 2020.
Column (h)
. Company Selected Measure (“CSM”) is Restaurant Cash Flow Dollars (“RCF Dollars”),
whi
ch is calculated as the Company’s total revenue less restaurant operating costs (exclusive of depreciation and amortization) for the applicable Company fisc al
year.
PAY FOR PERFORMANCE A
LIGNME
NT
The following table identifies the four most important performance measures used by our Compensation, People and Culture Committee to link the CAP to our CEO and other NEOs in 2022 to company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in “Compensation Discussio
n and
Analysis” above.
    Most Important Performance Measures

Restaurant Cash Flow Dollars Comparable Restaurant Sales (CRS) Growth Restaurant Cash Flow (RCF) Margin % Site Assessment Requests (SARs)
The charts below reflect the relationship of CAP to our CEO and other NEOs in 2020, 2021 and 2022 to (1) TSR of both Chipotle (“CMG”) and the S&P 500 Restaurants Index, (2) CMG net income and (3) CMG RCF Dollars.

2023 Proxy Statement 65

CAP, as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, various accounting valuation assumptions, an
d pr
ojected performance modifiers but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals for outstanding PSU grants. For a discussion of how our Compensation, People and Culture Committee assessed Chipotle’s performance and our NEOs pay each year, see “Compensation Discussion and Analysis” in this proxy statement and in our proxy statements for 2020 and 2021.

2023 Proxy Statement 66

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Registration Rights

Prior to our initial public offering in 2006, certain of our current shareholders, including Albert Baldocchi, a member of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, Mr. Baldocchi is entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers and advancement of certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and certain holders of our outstanding common stock to file with the SEC initial reports of their ownership of our equity securities and reports of changes in ownership. Based solely on a review of such reports filed with the SEC and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2022, except for the following: Roger Theodoredis, General Counsel, sold 2,318 shares of common stock on June 1, 2022 but failed to timely file a Form 4 to report this sale due to miscommunication. The Form 4 was filed on September 26, 2022, promptly after the oversight was discovered.

OTHER BUSINESS AT THE MEETING

The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons designated on the accompanying form of proxy will vote on such matters in accordance with their judgment.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2024 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2024 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 12, 2023, unless the date of our 2024 annual meeting is more than 30 days before or after May 25, 2024, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals must be addressed to Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660, Attn: Corporate Secretary.

Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under Our Proxy Access Bylaws

Our proxy access bylaws permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy statement and form of proxy/voting instruction card, if the shareholder(s) comply with the proxy access provisions in our bylaws. For the 2024 annual meeting, notice of a proxy access nomination must be received at the address provided above no earlier than October 27, 2023, and no later than November 26, 2023.

Notice of Intent to Solicit Proxies

To comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than Chipotle’s nominees, for the 2024 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days before the anniversary of the previous year’s annual meeting, which would be March 26, 2024. Notice must be submitted to the Company in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws.

2023 Proxy Statement 67

Bylaw Requirements for Shareholder Submission of Nominations and Proposals

A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2024 annual meeting (other than a proposal submitted pursuant to SEC Rule 14a-8) must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our Corporate Secretary at the above address no earlier than the close of business on January 26, 2024, and no later than the close of business on February 25, 2024, unless the date of the 2024 annual meeting is more than 30 days before or 60 days after May 25, 2024. If the date of the 2024 annual meeting is more than 30 days before or 60 days after May 25, 2024 we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2024 annual meeting is made.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF ETHICS AND COMMITTEE CHARTERS

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit & Risk Committee, the Compensation, People and Culture Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., Newport Center Dr., Suite 1100, Newport Beach, CA 92660, Attn: Corporate Secretary.

DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have requested to receive separate copies of these materials. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by writing to Investor Relations, Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660, or by email to ir@chipotle.com. We will promptly deliver a separate copy to you upon written or oral request.

MISCELLANEOUS

If you request physical delivery of these proxy materials, we will mail along with the proxy materials our Annual Report on Form 10-K for fiscal year 2022 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report on Form 10-K be a part of the proxy statement or a solicitation of proxies.

You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We will appreciate your prompt response.

Web links throughout this proxy statement are provided for convenience only, and the content on the referenced websites are not incorporated into and do not constitute a part of this proxy statement.

2023 Proxy Statement 68

APPENDIX A

Chipotle Mexican Grill, Inc.

GAAP to Non-GAAP Reconciliation

Restaurant Level Operating Margin

(in thousands)

(unaudited)

	Year ended December 31, 2022	Percent of total revenue
Income from operations	$1,160,403	13.4%
Non-GAAP Adjustments:
General and administrative expenses	564,191	6.5
Depreciation and amortization	286,826	3.3
Pre-opening costs	29,560	0.3
Impairment, closure costs, and asset disposals	21,139	0.2
Total non-GAAP Adjustments	$901,716	10.4%
Restaurant level operating margin	$2,062,119	23.9%

2023 Proxy Statement A-1

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go To: www.proxypush.com/CMG • Cast your vote online P.O. BOX 8016, CARY, NC 27512-9903 • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-425-2167 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided Chipotle Mexican Grill, Inc. Annual Meeting of Stockholders For Stockholders of record as of March 28, 2023 TIME: Thursday, May 25, 2023 8:00 AM, Pacific Time PLACE: Annual Meeting to be held live via the Internet—please visit www.proxydocs.com/CMG for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Brian Niccol and Roger Theodoredis (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Chipotle Mexican Grill, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Chipotle Mexican Grill, Inc. Annual Meeting of Stockholders Please make your marks like this: X THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 4 AGAINST ON PROPOSALS 5 AND 6 THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR. BOARD OF DIRECTORS PROPOSAL YOUR VOTE RECOMMENDS 1. Election of Nine Directors FOR AGAINST ABSTAIN 1.1 Albert Baldocchi FOR 1.2 Matthew Carey FOR 1.3 Gregg Engles FOR 1.4 Patricia Fili-Krushel FOR 1.5 Mauricio Gutierrez FOR 1.6 Robin Hickenlooper FOR 1.7 Scott Maw FOR 1.8 Brian Niccol FOR 1.9 Mary Winston FOR FOR AGAINST ABSTAIN 2. An advisory vote to approve the compensation of our executive officers as disclosed in FOR the proxy statement (“say on pay”). 1YR 2YR 3YR ABSTAIN 3. An advisory vote on the frequency of future say on pay votes. 1 YEAR FOR AGAINST ABSTAIN 4. Ratification of the appointment of Ernst & Young LLP as our independent registered FOR public accounting firm for the year ending December 31, 2023. 5. Shareholder Proposal - Request to limit certain bylaw amendments AGAINST 6. Shareholder Proposal - Request to adopt a non-interference policy AGAINST NOTE: Such other business as may properly come before the meeting or any adjournment thereof. You must register to attend the meeting online and/or participate at www.proxydocs.com/CMG Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date